UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KOHL’S CORPORATION

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KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2019

To Our Shareholders:

The Annual Meeting of Shareholders of Kohl’s Corporation will be held at the auditorium at Kohl’s Innovation Center, W165 N5830 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051 on May 15, 2019, at 8:00 a.m. local time, for the following purposes:

1.	To elect the ten individuals nominated by our Board of Directors to serve as Directors for a one-year term and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020;

3.	To hold an advisory vote on the approval of the compensation of our named executive officers;

4.	To consider and vote upon the shareholder proposals described below, if properly presented at the meeting; and

5.	To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.

PLEASE NOTE: The meeting is expected to last less than 30 minutes.

Only shareholders of record at the close of business on March 13, 2019 are entitled to notice of and to vote at the meeting.

Under the rules adopted by the Securities Exchange Commission, we will mail to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how you can receive a paper copy of the proxy materials.

The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders beginning on or about March 22, 2019.

You are cordially invited to attend the Annual Meeting of Shareholders in person. Your vote is important no matter how large or small your holdings may be. Please vote as soon as possible in one of these three ways, whether or not you plan to attend the meeting:

•	Visit the website shown on your Notice of Internet Availability of Proxy Materials (www.proxyvote.com) to vote over the Internet;

•	Use the toll-free telephone number provided on the voting website (www.proxyvote.com) to vote over the telephone; or

•	If you received a printed proxy card, you may complete, sign, date and return your proxy card by mail.

If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting of Shareholders and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 15, 2019: The 2018 Annual Report on Form 10-K and proxy statement of Kohl’s Corporation are available at www.proxyvote.com.

By Order of the Board of Directors

Jason J. Kelroy
Secretary

Menomonee Falls, Wisconsin

March 22, 2019

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 15, 2019

GENERAL INFORMATION ABOUT THESE MATERIALS

This proxy statement describes matters on which we would like you, as a shareholder, to vote at our 2019 Annual Meeting of Shareholders. It also gives you information on these matters so that you can make informed decisions. You are receiving notice because our records indicate that you owned shares of our common stock at the close of business on March 13, 2019. Our Board of Directors has chosen March 13, 2019 as the “record date” for the meeting, which is the date used to determine which shareholders will be able to attend and vote at the meeting.

Our Board of Directors is soliciting your proxy to be used at the meeting. When you complete the proxy, you appoint two of our executives, Jason J. Kelroy and Elizabeth McCright, as your representatives at the meeting. These individuals will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares in advance of the meeting just in case your plans change. The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders beginning on or about March 22, 2019.

QUESTIONS AND ANSWERS

ABOUT OUR 2019 ANNUAL MEETING OF SHAREHOLDERS

When and where will the meeting take place?

The Annual Meeting of Shareholders will be held on Wednesday, May 15, 2019, at 8:00 a.m., local time, at the auditorium at Kohl’s Innovation Center, W165 N5830 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051. Registration begins at 7:30 a.m.

How long is the meeting expected to last?

The meeting is expected to last less than 30 minutes.

What is the purpose of the meeting?

At the Annual Meeting of Shareholders, you will be asked to vote on the following matters:

•	the election of the ten individuals nominated by our Board of Directors to serve as Directors for a one-year term and until their successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020;

•	an advisory vote on the approval of the compensation of our named executive officers;

•	the shareholder proposals described below, if properly presented at the meeting; and

•	any other business that may properly come before the meeting or any adjournment of the meeting.

Could other matters be decided at the meeting?

Our Bylaws require prior notification of a shareholder’s intent to request a vote on other matters at the meeting. The deadline for notification has passed, and we are not aware of any other matters that could be brought before the meeting. However, if any other business is properly presented at the meeting, your completed proxy gives authority to Jason J. Kelroy and Elizabeth McCright to vote your shares on such matters at their discretion.

Who is entitled to attend the meeting?

All shareholders who owned our common stock at the close of business on March 13, 2019 (which is called the record date for the meeting) or their duly appointed proxies, may attend the meeting.

Who is entitled to vote at the meeting?

All shareholders who owned our common stock at the close of business on the record date are entitled to vote at the meeting and at any adjournment of the meeting.

How many votes do I have?

Each share of our common stock outstanding on the record date is entitled to one vote on each of the ten Director nominees and one vote on each other matter.

How many votes must be present to hold the Annual Meeting of Shareholders?

The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether there is a quorum. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have the necessary voting power for that particular item and has not received instructions from the beneficial owner. In order for us to determine that enough votes will be present to hold the meeting, we urge you to vote in advance by proxy even if you plan to attend the meeting.

How many votes may be cast by all shareholders?

A total of 163,166,004 votes may be cast at the meeting, consisting of one vote for each share of our common stock outstanding on the record date.

How do I vote?

You may vote in person at the meeting or vote by proxy as described below.

Whether or not you intend to attend the meeting, you can vote by proxy in three ways:

•	Visit the website shown on your Notice of Internet Availability of Proxy Materials (www.proxyvote.com) to vote over the Internet;

•	Use the toll-free telephone number provided on the voting website (www.proxyvote.com) to vote over the telephone; or

•	If you received a printed proxy card, you may complete, sign, date and return your proxy card by mail.

If you vote by proxy, your shares will be voted at the meeting in the manner you indicate. If you sign and return your proxy card, but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

May I change or revoke my vote after I submit my proxy?

Yes. To change your vote previously submitted by proxy, you may:

•	cast a new vote by mailing a new proxy card with a later date;

•	cast a new vote by calling the toll-free telephone number provided on the voting website (www.proxyvote.com);

•	cast a new vote over the Internet by visiting the voting website (www.proxyvote.com); or

•	if you hold shares in your name, attend the Annual Meeting of Shareholders and vote in person.

If you wish to revoke rather than change your vote, written revocation must be received by our corporate Secretary prior to the meeting.

What are the Board’s voting recommendations?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends a vote:

•

FOR the election of the ten nominees named under the caption “ITEM ONE — ELECTION OF DIRECTORS” and nominated by our Board of Directors to serve as Directors for a one-year term and until their successors are duly elected and qualified (see page 18);

•

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020 (see “ITEM TWO — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” on page 69);

•	FOR the approval of the compensation of our named executive officers (see “ITEM THREE — ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS” on page 70);

•	AGAINST the shareholder proposal on Political Disclosure (see “ITEM FOUR — SHAREHOLDER PROPOSAL: POLITICAL DISCLOSURE SHAREHOLDER RESOLUTION” on page 71); and

•	AGAINST the shareholder proposal on Vendor Policy Regarding Oversight on Animal Welfare (see “ITEM FIVE — SHAREHOLDER PROPOSAL: VENDOR POLICY REGARDING OVERSIGHT ON ANIMAL WELFARE” on page 73).

How many votes will be required to approve each of the proposals?

•

ITEM ONE: Our Board of Directors has instituted a majority vote requirement for the election of Directors in uncontested elections. This means that a Director nominee will be elected if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone but abstain from voting on any of the nominees, your shares will be counted as present for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

•

ITEMS TWO, THREE, FOUR AND FIVE: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the advisory vote on approval of the compensation of our named executive officers and the shareholder proposals will be approved if the number of votes cast “for” that proposal exceeds the number of votes cast “against” it. If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone but abstain from voting on any of these proposals, your shares will be counted as present for purposes of determining whether there is a quorum, but will have no effect on the outcome of such proposal or proposals.

What if I do not indicate my vote for one or more of the matters on my proxy?

If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone without indicating your vote on a matter to be considered at the Annual Meeting of Shareholders, your shares will be voted in accordance with the Board of Directors’ recommendations described above. In the event any other matters are brought before the meeting, Jason J. Kelroy and Elizabeth McCright will vote your shares on such matters at their discretion.

What happens if I do not vote by proxy?

If you do not vote by proxy, the shares held in your name will not be voted unless you vote in person at the meeting. If you hold your shares through a broker and you do not provide your broker with specific instructions, your shares may be voted with respect to certain proposals at your broker’s discretion. If the broker does not vote those shares, those broker non-votes will have no effect on the outcome of any of the proposals.

How can I attend the Annual Meeting of Shareholders?

Only shareholders as of the close of business on the record date, March 13, 2019, may attend the Annual Meeting of Shareholders. To be admitted to the meeting, you will be required to present photo identification and an admission ticket or proof of ownership of your shares as of the record date, such as a letter or account statement from your bank or broker.

IF YOU DO NOT HAVE AN ADMISSION TICKET (OR PROOF OF OWNERSHIP) AND VALID PICTURE IDENTIFICATION, YOU WILL NOT BE ADMITTED TO THE MEETING.

The use of cameras, recording devices and other electronic devices at the meeting is prohibited, and such devices will not be allowed in the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while you may bring these phones into the venue, you may not use the camera or other recording functions at any time.

What happens if the Annual Meeting of Shareholders is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will remain valid and may be voted when the meeting is convened or reconvened. You may change or revoke your proxy as set forth above under the caption “May I change or revoke my vote after I submit my proxy?”

Will our independent registered public accounting firm participate in the meeting?

Yes. Our independent registered public accounting firm is Ernst & Young LLP. A representative of Ernst & Young LLP will be present at the meeting and will be available to make a statement or answer any appropriate questions you may have.

Are members of the Board of Directors required to attend the meeting?

While the Board has not adopted a formal policy regarding Director attendance at Annual Meeting of Shareholders, Directors are encouraged to attend. All eleven of the then Directors attended the 2018 Annual Meeting of Shareholders.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay all costs and expenses related to preparation of these proxy materials and solicitation of your vote. We also pay all Annual Meeting of Shareholder expenses. In addition to soliciting proxies by mail, we may solicit proxies by telephone, personal contact, and electronic means. None of our Directors, officers, or employees will be specially compensated for these activities. We have hired Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, to assist with the solicitation of proxies for a fee of $8,500 plus reimbursement for out-of-pocket expenses. We also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock, but we will not pay any compensation for their services.

Can I view these proxy materials electronically?

Yes. You may view our 2019 proxy materials at www.proxyvote.com. You may also use our corporate website at https://corporate.kohls.com to view all of our filings with the Securities and Exchange Commission (the “Commission”), including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

How can I receive copies of Kohl’s year-end Securities and Exchange Commission filings?

We will furnish without charge to any shareholder who requests in writing, a copy of this proxy statement and/or our Annual Report on Form 10-K, including financial statements, for the fiscal year ended February 2, 2019, as filed with the Commission. Any such request should be directed to Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, Attention: Investor Relations.

How do shareholders submit proposals for Kohl’s 2020 Annual Meeting of Shareholders?

You may present matters for consideration at our next Annual Meeting of Shareholders either by having the matter included in our proxy statement and listed on our proxy or by conducting your own proxy solicitation.

To have your proposal included in our proxy statement and listed on our proxy for the 2020 Annual Meeting of Shareholders, we must receive your proposal by November 23, 2019. You may submit your proposal in writing to: Corporate Secretary, Attention: Legal, Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051. You may submit a proposal only if you have continuously owned at least $2,000 worth of our common stock for at least one year before you submit your proposal, and you must continue to hold this level of stock through the date of the 2020 Annual Meeting of Shareholders.

If you decide to conduct your own proxy solicitation, you must provide us with written notice of your intent to present your proposal at the 2020 Annual Meeting of Shareholders in accordance with our Bylaws, and the written notice must be received by us by January 16, 2020. If you submit a proposal for the 2020 Annual Meeting of Shareholders after that date, your proposal cannot be considered at the meeting.

QUESTIONS AND ANSWERS

ABOUT OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has eleven members. Each Director stands for election every year. Ms. Vaca will not be standing for re-election to the Board of Directors at the 2019 Annual Meeting of Shareholders. The Board of Directors has determined that following the 2019 Annual Meeting of Shareholders, the size of the Board will be reduced to ten members.

How often did the Board of Directors meet in fiscal 2018?

The full Board of Directors formally met six times during fiscal 2018 and otherwise accomplished its business through the work of the committees described below or otherwise without formal meetings. Each incumbent Director standing for election at the 2019 Annual Meeting of Shareholders attended at least 75% of the meetings of the Board held when he or she was serving as a Director and of the standing committees of which he or she was a member during fiscal 2018.

Do the non-management Directors meet in regularly scheduled executive sessions?

Yes. The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present. Our Board of Directors, upon the recommendation of the Governance & Nominating Committee, appointed Mr. Sica as its independent Chairman at the conclusion of the 2018 Annual Meeting of Shareholders. In this capacity, Mr. Sica presided over the meetings of non-management Directors.

Has the Board of Directors adopted written Corporate Governance Guidelines?

Yes. Our Board has adopted written Corporate Governance Guidelines. To view these guidelines, access our website at https://corporate.kohls.com/investors/corporate-governance. The Corporate Governance Guidelines can be found under the heading “Governance Documents.” Paper copies will be provided to any shareholder upon written request.

How does the Board determine which Directors are independent?

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual Director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the Director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence.

Which Directors have been designated as independent?

Based on the analysis described below on page 22 under the caption “Independence Determinations & Related Person Transactions,” the Board affirmatively determined that nine of the ten Directors who will continue to serve on the Board if elected at the Annual Meeting of Shareholders are independent: Peter Boneparth, Steven A. Burd, H. Charles Floyd, Jonas Prising, John E. Schlifske, Adrianne Shapira, Frank V. Sica, Stephanie A. Streeter and Stephen E. Watson. In addition, Nina Vaca, who will serve as a Director through the close of the 2019 Annual Meeting of Shareholders, is independent. Michelle Gass is not an independent Director because of her employment as our Chief Executive Officer.

Does the Board of Directors Have a Process for Reviewing and Approving Related Party Transactions?

Yes. The Board of Directors recognizes that related party transactions can present a heightened risk of conflicts of interest. Accordingly, as a general matter, and consistent with our written Code of Ethics, our

Directors, senior officers and their respective immediate family members are required to avoid any activity, interest, or relationship that would create, or might appear to others to create, a conflict with the interests of Kohl’s. The Governance & Nominating Committee, which is comprised solely of independent Directors, reviews all related party transactions and relationships involving a Director or any executive officer. To help identify related-party transactions and relationships, each Director and executive officer completes an annual questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with Kohl’s. Kohl’s Legal Department facilitates a review of our financial records to determine if a Director or executive officer, or a company with which a Director or executive officer is affiliated, received any payments from Kohl’s or made any payments to Kohl’s that could have arisen as a result of a related party transaction during the fiscal year. On an annual basis, or as circumstances may otherwise warrant, the Governance & Nominating Committee reviews and approves, ratifies or rejects any transaction or relationship with a related party that is identified. In approving, ratifying or rejecting a related party transaction or relationship, the Governance & Nominating Committee considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to Kohl’s. Transactions and relationships that are determined to be directly or indirectly material to Kohl’s or a related person are disclosed in Kohl’s proxy statement. The Board of Directors’ processes with respect to review and approval or ratification of related party transactions are in writing and have been incorporated into the Charter of the Governance & Nominating Committee of the Board of Directors.

What are the standing committees of the Board?

Our Board of Directors has three standing committees: the Audit Committee, the Governance & Nominating Committee and the Compensation Committee.

Who are the members of the standing committees?

As of February 2, 2019, the members of our Board of Directors’ standing committees were:

Committee	Members	Chairperson

Audit Committee	H. Charles Floyd John Schlifske Adrianne Shapira Stephanie A. Streeter Nina G. Vaca Stephen E. Watson	Stephanie A. Streeter

Governance & Nominating Committee	Peter Boneparth Steven A. Burd H. Charles Floyd Jonas Prising John E. Schlifske Adrianne Shapira Frank V. Sica Stephanie A. Streeter Nina G. Vaca Stephen E. Watson	Peter Boneparth

Compensation Committee	Peter Boneparth Steven A. Burd Jonas Prising Frank V. Sica	Jonas Prising

Are all of the members of the standing committees independent?

Yes. All members of each of the standing committees have been deemed independent by the Board of Directors.

Do all of the standing committees operate under a written charter?

Yes. The charters of each of the standing committees are available for viewing by accessing our website at https://corporate.kohls.com/investors/corporate-governance. The charters can be found under the heading “Committee Charters.” Paper copies will be provided to any shareholder upon written request.

What are the functions of the standing committees?

Audit Committee

It is the responsibility of the Audit Committee to assist the Board of Directors in its oversight of our financial accounting and reporting practices. The specific duties of the Audit Committee include:

•	monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance;

•	selecting our independent registered public accounting firm;

•	monitoring the independence and performance of our independent registered public accounting firm and internal auditing functions;

•	providing oversight and guidance to management with respect to management’s enterprise risk assessment and risk mitigation processes; and

•	providing an avenue of communication among the independent registered public accounting firm, management, the internal auditing functions and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent registered public accounting firm as well as any of our employees. The Audit Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Board has determined that each member of the Audit Committee is “financially literate,” as that term is defined under New York Stock Exchange rules, and qualified to review and assess financial statements. The Board has also determined that more than one member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by the Commission, and, as of February 2, 2019, had specifically designated Stephanie Streeter, Chairman of the Audit Committee, as an audit committee financial expert.

Governance & Nominating Committee

The duties of the Governance & Nominating Committee are to provide assistance to the Board of Directors in the selection of candidates for election and re-election to the Board and its committees; advise the Board on corporate governance matters and practices, including developing, recommending, and thereafter periodically reviewing the Corporate Governance Guidelines and principles applicable to us; and coordinate an annual evaluation of the performance of the Board and each of its standing committees.

Compensation Committee

The duties of the Compensation Committee are to discharge the Board’s responsibilities related to compensation of our Directors and executive officers, as well as those with respect to our general employee compensation and benefit policies and practices to ensure that they meet corporate objectives. The Compensation

Committee has overall responsibility for evaluating and approving our executive officer benefits, incentive compensation, equity based or other compensation plans, policies and programs. The Compensation Committee also approves goals for incentive plans and evaluates performance against these goals. Furthermore, the Compensation Committee regularly and actively reviews and evaluates our executive management succession plans and makes recommendations to the Board with respect to succession planning issues. The Compensation Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. Further information regarding the Compensation Committee’s processes and procedures for the consideration of executive officer and Director compensation is included in the Compensation Discussion & Analysis section of this proxy statement.

How many times did each standing committee meet in fiscal 2018?

During fiscal 2018, the Audit Committee formally met eight times. The Compensation Committee formally met four times. The Governance & Nominating Committee formally met four times. Each of the committees otherwise accomplished their business without formal meetings.

Are there currently any other committees of the Board of Directors?

The Board of Directors has also established an Executive Committee, the primary function of which is to act on behalf of the Board of Directors in the intervals between the Board’s meetings. The Executive Committee may not, however, take any actions that: (a) are prohibited by applicable law or our Articles of Incorporation or Bylaws, or (b) are required by law or by rule of the New York Stock Exchange to be performed by a committee of independent Directors, unless the composition of the Executive Committee complies with such law or rule. As of February 2, 2019, the members of the Executive Committee were: Peter Boneparth, Michelle Gass, Jonas Prising, Frank V. Sica and Stephanie Streeter.

What is the leadership structure of Kohl’s Board of Directors and why has this structure been chosen?

Recognizing shareholder sentiment as expressed in a vote on a shareholder proposal brought before our 2013 Annual Meeting of Shareholders, the Board will appoint an independent Chairman whenever possible. Based on the recommendations within previous shareholder proposals and many subsequent discussions with our largest shareholders representing a significant percentage of outstanding shares, the foregoing shall apply with respect to the appointment of any new Chairman, but shall not apply: (i) if no independent director is available and willing to serve as Chairman; (ii) if such an appointment would violate any pre-existing contractual obligation of Kohl’s; or (iii) to the extent the then-current members of the Board determine that such an appointment would not be consistent with the Board’s fiduciary obligations to our shareholders. If any independent Chairman ceases to be independent, the Governance & Nominating Committee will convene to review and make a recommendation in accordance with these guidelines for the full Board’s consideration. To further strengthen the Board’s governance structure, in the absence of an independent Chairman, our Corporate Governance Guidelines provide for an independent Lead Director to be elected annually by the independent Directors. The role of our Lead Director would closely parallel the role of an independent chairman. In accordance with its fiduciary duties, the Board will periodically make a determination as to the appropriateness of its policies in connection with the recruitment and succession of the Chairman and Chief Executive Officer.

Moreover, we have adopted strong and effective corporate governance policies and procedures to promote effective and independent corporate governance. Among these policies and procedures are the following:

•	The Board is composed of a majority of independent Directors, as determined under the standards of the New York Stock Exchange;

•	The Board’s Audit Committee, Compensation Committee and Governance & Nominating Committee are composed solely of independent Directors;

•	Non-management Directors meet privately in executive sessions in conjunction with each regular Board meeting;

•	Independent Directors communicate regularly regarding appropriate Board agenda topics and other Board-related matters; and

•	All Board members have complete access to management and outside advisors.

How Does the Board Oversee Kohl’s Risk Management Processes?

The Board and its Audit Committee oversee the identification, monitoring and mitigation of enterprise risks through the Company’s robust enterprise risk management program that is designed and driven by management to monitor Kohl’s ongoing progress in managing the potential impact of key regulatory, operational, financial and reputational risks across the organization. Management has compiled a comprehensive list of enterprise risks. The enterprise risks have been prioritized based upon the potential financial and reputational damage posed by each risk. A member of senior management has been assigned as the “owner” of each risk based upon who is most likely to be able to impact the effects of that particular risk. Each risk owner has been required to develop action plans to reduce, mitigate or eliminate the risk, identify barriers to risk reduction efforts, and establish key metrics to objectively measure the impacts of risk management efforts. A risk management committee has been formed among key senior managers from across our company to actively review each risk owner’s progress toward reduction, mitigation or elimination of each particular risk. The risk management committee meets regularly to review the status of risk management efforts directed toward each identified risk element. Our principal officers are periodically updated on the status of all risk management efforts and are regularly consulted for additional direction.

Pursuant to its charter, the Board’s Audit Committee actively oversees and monitors our enterprise risk management program. To that end, senior management provides regular updates to the Audit Committee on various elements of material risk. Some of these updates are scheduled because of their particular significance, and others may be scheduled at the request of any Audit Committee member for any reason. These updates are given by the appropriate risk owner within the organization to enable the Audit Committee members to understand our risk identification, risk management and risk mitigation strategies, and to provide regular feedback and general direction to management. Following each of these updates, the Audit Committee Chairman reports on the discussion to the full Board during the committee reports portion of the next full Board meeting. On an annual basis, the full Board also receives a comprehensive update on our current risk profile and our activities related to the enterprise risk management program. These updates enable all members of the Board to understand our overall risk profile and to stay apprised of the efforts being made to reduce, mitigate or eliminate each element of risk. The Board’s risk management oversight also extends to regular reviews of our current and anticipated data protection and cybersecurity risks, including a review of related policies and procedures, pursuant to updates provided by the Company’s senior management members who are tasked with identifying and responding to such data protection and cybersecurity risks.

How does the Board identify and evaluate nominees for Director?

The Governance & Nominating Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected due to retirement or otherwise, and whether the Board is comprised of individuals with the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. To assist in these considerations, the Board periodically performs a comprehensive skills assessment to determine which particular skills or areas of expertise would most help the Board of Directors carry out its significant responsibilities. In the event that vacancies are anticipated or otherwise arise, the Governance & Nominating Committee utilizes a variety of methods for identifying and evaluating Director candidates that would best satisfy areas of opportunity identified during the course of the skills assessment. Candidates may come to the attention of the Committee through current Directors, members of management, eligible shareholders or other persons. From time to time, the Governance & Nominating

Committee may also engage a search firm to assist in identifying potential Board candidates. While such a firm was engaged to help identify potential Board candidates for the Governance & Nominating Committee’s consideration at the end of fiscal 2018, that firm did not identify any new candidates standing for election at the 2019 Annual Meeting of Shareholders. Once the Committee has identified a prospective nominee, the Committee carefully evaluates the nominee’s potential contributions in providing advice and guidance to the Board and management.

What are the minimum required qualifications for Directors?

Members of the Board of Directors and Director nominees must share with the other Directors the following attributes:

•	Unquestionable ethics and integrity;

•	A demonstrated record of success, leadership and solid business judgment;

•	Intellectual curiosity;

•	Strong reasoning skills;

•	Strong strategic aptitude;

•	Independence and objectivity — willingness to challenge the status quo;

•	A demonstrated record of social responsibility;

•	A commitment to enhancing long-term shareholder value;

•	A willingness to represent the interests of all of our shareholders;

•	A willingness and ability to spend sufficient time to carry out their duties; and

•	A good cultural fit with Kohl’s and the Board.

Does Kohl’s have a mandatory retirement age for Directors?

As disclosed in our Corporate Governance Guidelines, it is the general policy of the Board of Directors that no individual who would be age 72 or older at the time of his or her election will be eligible to stand for election to the Board. The Board may, at its discretion, waive this age limitation. As previously disclosed, while Mr. Watson will be 74 at the time of Kohl’s 2019 Annual Meeting of Shareholders, the Board previously determined that, subject to the normal nomination processes, Mr. Watson would be eligible to stand for election notwithstanding this age limitation. It is not anticipated that Mr. Watson will stand for re-election at the 2020 Annual Meeting of Shareholders.

Does Kohl’s have a formal diversity policy for Directors?

The Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, race, age, gender, national origin and viewpoints.

How does the Board evaluate Director candidates recommended by shareholders?

The Governance & Nominating Committee evaluates shareholder nominees in the same manner as any other nominee. Pursuant to procedures set forth in our Bylaws, our Governance & Nominating Committee will consider shareholder nominations for Directors if we receive timely written notice, in proper form, of the intent to make a nomination at an Annual Meeting of Shareholders. If you decide to conduct your own proxy solicitation, to be timely for the 2020 Annual Meeting of Shareholders, the notice must be received by us by January 16, 2020. To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a Director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. Among other things, a shareholder proposing a Director nomination must disclose any hedging, derivative or other complex transactions involving our common stock to which the shareholder is a party. These requirements are detailed in our Bylaws, a copy of which was filed with the Securities and Exchange Commission and will be provided to you upon written request.

In addition, Kohl’s Bylaws generally permit an eligible shareholder, or a group of up to 20 shareholders, that has continuously owned at least 3% of Kohl’s outstanding shares of common stock for three years to include in Kohl’s proxy materials Director nominations of up to the greater of two Directors and 20% of the number of Directors currently serving on the Kohl’s Board, subject to the terms and conditions specified in the Kohl’s Bylaws. Pursuant to our Bylaws, to be timely for inclusion in the proxy materials for our 2020 Annual Meeting of Shareholders, notice must be received by our Corporate Secretary between October 24, 2019 and November 23, 2019. The requirements for such proxy access are detailed in our Bylaws, a copy of which was filed with the Securities and Exchange Commission and will be provided to you upon written request.

How are Directors compensated?

Pursuant to our Non-Employee Director Compensation Program, Directors who are not our employees or employees of our subsidiaries will receive an annual cash retainer fee of $125,000. Equity awards are granted to non-employee Directors from time to time pursuant to our 2017 Long Term Compensation Plan. These awards are granted following a non-employee Director’s initial election to the Board and each time that director is re-elected by the shareholders to serve a new term. The annual awards, which are comprised of restricted shares, typically have a “grant date fair value” of approximately $125,000, calculated in accordance with FASB ASC Topic 718. The independent Chairman of the Board receives an additional annual award of restricted shares with a grant date fair value of $200,000. The Chair of the Audit Committee receives an additional annual award of restricted shares with a grant date fair value of $25,000. The Chair of the Compensation Committee receives an additional annual award of restricted shares with a grant date fair value of $20,000. The Chair of the Governance & Nominating Committee receives an additional annual award of restricted shares with a grant date fair value of $10,000. The restricted shares vest on the first anniversary of the date of grant. Prior to the vesting of the restricted shares, the recipients have the right to vote the shares, to receive and retain all regular dividends paid or distributed in respect of the shares (paid in “dividend units” that vest with the underlying shares), assuming full reinvestment of all such dividends, and have all other rights as a holder of outstanding shares of our stock.

Director Compensation Table

The following table provides each element of compensation paid or granted to each non-employee Director for services rendered during fiscal 2018, which represents compensation for part of the year under a prior Non-Employee Director Compensation Program and the current Non-Employee Director Compensation Program, which took effect in August 2018. Retainer fees are paid on a quarterly basis in arrears, so some of the retainer fees in this table may have been paid in the first quarter of fiscal 2019 for services rendered in fiscal 2018.

	Fees Earned or Paid in Cash $	Stock Awards $(1)	Total $
Peter Boneparth	$123,750	$145,009	$268,759
Steven A. Burd	$120,000	$130,000	$250,000
H. Charles Floyd	$113,750	$130,000	$243,750
Jonas Prising	$121,250	$145,009	$266,259
John E. Schlifske	$117,500	$130,000	$247,500
Adrianne Shapira	$117,500	$130,000	$247,500
Frank V. Sica	$150,000	$244,989	$394,989
Stephanie A. Streeter	$127,500	$145,009	$272,509
Nina G. Vaca	$117,500	$130,000	$247,500
Stephen E. Watson	$131,250	$130,000	$261,250
(1)

The amounts shown represent the aggregate grant date fair value for awards granted in 2018, computed in accordance with FASB ASC Topic 718. Each Director who was re-elected to the Board of Directors at the 2018 Annual Meeting of Shareholders was awarded 2,018 restricted shares. Committee Chairs were awarded an additional 233 restricted shares and our independent Chairman was awarded an additional 1,785 restricted shares. For a discussion of the valuation assumptions used for all stock-based awards, see Note 7 to our fiscal 2018 audited financial statements included in our Annual Report on Form 10-K.

As of February 2, 2019, the aggregate number of vested and unvested stock options and unvested shares of restricted stock held by each incumbent non-employee Director were as follows:

	Number of Securities Underlying Unexercised Options		Number of Unvested Shares of Restricted Stock(1)
	Vested	Unvested
Mr. Boneparth	—	—	2,309
Mr. Burd	5,008	—	2,070
Mr. Floyd	—	—	2,070
Mr. Prising	—	—	2,309
Mr. Schlifske	7,784	—	2,070
Ms. Shapira	—	—	2,070
Mr. Sica	—	—	3,901
Ms. Streeter	8,977	—	2,309
Ms. Vaca	13,753	—	2,070
Mr. Watson	—	—	2,070
(1)	Includes accrued but unvested dividend equivalent shares.

Are Directors required to own Kohl’s stock?

We believe that Director stock ownership is important to align the interests of our Directors with those of our shareholders. Each non-management member of the Board of Directors is expected to own Kohl’s stock, including shares of unvested time-based restricted stock, but not including any vested or unvested stock options, with a value of approximately five times the amount of the Directors’ annual base cash retainer. This ownership level is to be achieved by the fifth anniversary of the Director’s initial election to the Board. All Directors on the Board of Directors for more than five years were in compliance with this requirement as of the end of fiscal 2018. A Director is not permitted to sell any stock until he or she attains the above-referenced ownership level.

Do you have a written code of ethics?

Yes. Our Board of Directors, through its Governance & Nominating Committee, has adopted a code of ethical standards that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, members of our Board of Directors. This code includes (but is not limited to) the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executive officers and senior financial and accounting officers. We provide training with respect to the Code of Ethics for all of our employees, and all employees agree in writing to comply with the Code of Ethics at the time they are hired and periodically thereafter. Our employees are encouraged to report suspected violations of the Code of Ethics through various means, including through the use of an anonymous toll-free hotline. This Code of Ethics can be viewed on our website by accessing https://corporate.kohls.com/investors/corporate-governance. The Code of Ethics can be found under the heading “Governance Documents.” We intend to satisfy our disclosure requirements under Item 5.05 of Form 8-K, regarding any amendments to, or waiver of, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer or our Directors by posting such information at this location on our website. Paper copies of the Code of Ethics will be provided to any shareholder upon written request.

How can I obtain copies of your corporate governance documents?

You may obtain a copy of our Corporate Governance Guidelines, our Code of Ethics and the charters for each of the committees of our Board of Directors on our website at https://corporate.kohls.com/investors/corporate-governance, or by contacting our Investor Relations staff by e-mail at investor.relations@kohls.com or by mail at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.

How can I communicate with members of the Board of Directors?

You may contact any member of the Board of Directors, including the independent Chairman, as follows (these instructions are also available on our website):

Write to our Board of Directors or Chairman:

Kohl’s Board of Directors

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Or

E-mail our Board of Directors:

directors@kohls.com

Questions or concerns related to financial reporting, internal accounting or auditing matters may be sent to governance@kohls.com.

All questions or concerns will be forwarded to the appropriate members of management or the Board of Directors. Correspondence related to accounting, internal controls or auditing matters is immediately brought to the attention of our Internal Audit Department and, if appropriate, to the Audit Committee of the Board of Directors. The Audit Committee receives a quarterly summary of all communications received through any of the above-referenced channels.

All such communications are treated confidentially. You can remain anonymous when communicating your concerns.

When does your fiscal year end?

Consistent with many other retail companies, our fiscal year ends on the Saturday closest to January 31. References in this proxy statement to a “fiscal year” are to the calendar year in which the fiscal year begins. For example, the fiscal year ended February 2, 2019 is referred to as “fiscal 2018.”

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of February 2, 2019 (unless otherwise noted) by:

•	each of our Directors and nominees;

•	each of our named executive officers;

•	all of our executive officers, Directors and nominees as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Indicated options are all exercisable within sixty days of February 2, 2019.

Name of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Peter Boneparth	15,109	(1)	*
Steven A. Burd	21,378	(2)	*
H. Charles Floyd	4,288	(3)	*
Jonas Prising	14,951	(4)	*
John E. Schlifske	25,669	(5)	*
Adrianne Shapira	7,643	(6)	*
Frank V. Sica	26,934	(7)	*
Stephanie A. Streeter	29,100	(8)	*
Nina G. Vaca	32,691	(9)	*
Stephen E. Watson	11,423	(10)	*
Michelle Gass	242,249	(11)	*
Sona Chawla	194,080	(12)	*
Bruce Besanko	118,178	(13)	*
Doug Howe	64,618	(14)	*
Greg Revelle	119,202	(15)	*
Kevin Mansell	298	(16)	*
All Directors and executive officers as a group (18 persons)	935,938	(17)	*
Vanguard Group Inc.	18,897,579	(18)	11.4%
100 Vanguard Blvd. Malvern, PA 19355
Blackrock, Inc.	17,612,979	(19)	10.7%
55 East 52nd Street New York, NY 10022
State Street Corp.	8,594,051	(20)	5.2%
One Lisbon Street Boston, MA 0211
*	Less than 1%.
(1)	Includes 2,309 unvested restricted shares.
(2)	Includes 2,070 unvested restricted shares and 5,008 shares represented by stock options.
(3)	Includes 2,070 unvested restricted shares.
(4)	Includes 2,309 unvested restricted shares.
(5)	Includes 2,070 unvested restricted shares and 7,784 shares represented by stock options.

(6)	Includes 2,070 unvested restricted shares.
(7)	Includes 3,901 unvested restricted shares.
(8)	Includes 2,309 unvested restricted shares and 8,977 shares represented by stock options.
(9)	Includes 2,070 unvested restricted shares and 13,753 shares represented by stock options.
(10)	Includes 2,070 unvested restricted shares.
(11)	Includes 113,554 unvested restricted shares.
(12)	Includes 126,130 unvested restricted shares.
(13)	Includes 92,499 unvested restricted shares.
(14)	Includes 64,618 unvested restricted shares.
(15)	Includes 119,019 unvested restricted shares.
(16)

Mr. Mansell’s last full day of service as former Chairman, President and Chief Executive Officer was May 16, 2018. Pursuant to the Commission’s rules, Mr. Mansell is still considered a named executive officer for purposes of this table. Consists of shares held in trust for the benefit of Mr. Mansell, as to which Mr. Mansell serves as co-trustee and has shared voting and investment power.

(17)	Includes 666,397 unvested restricted shares and 35,522 shares represented by stock options.
(18)

According to the amended Schedule 13G filed February 11, 2019 by The Vanguard Group (“Vanguard”), Vanguard was the beneficial owner of 18,897,579 shares of Kohl’s common stock as of December 31, 2018. The filing indicates that Vanguard has sole voting power with respect to 195,098 shares, sole dispositive power with respect to 18,661,861 shares, shared voting power with respect to 42,985 shares and shared dispositive power with respect to 235,718 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of Vanguard, are beneficial owners of 142,052 shares and 144,471 shares, respectively, as a result of them serving as investment managers of their respective clients.

(19)

According to the amended Schedule 13G filed January 31, 2019 by Blackrock, Inc. (“Blackrock”), Blackrock and certain affiliated entities were the beneficial owner of 17,612,979 shares of Kohl’s common stock as of December 31, 2018. The filing indicates that Blackrock and certain affiliated entities have sole voting power with respect to 15,607,191 shares and sole dispositive power with respect to 17,612,979 shares.

(20)

According to the Schedule 13G filed February 14, 2019 by State Street Corporation (“State Street”), State Street certain affiliated entities were the beneficial owner of 8,594,051 shares of Kohl’s common stock as of December 31, 2018. The filing indicates that State Street and certain affiliated entities have shared voting power with respect to 7,433,775 and shared dispositive power with respect to 8,591,597 shares.

ITEM ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation provide that our Board of Directors shall consist of five to fifteen members. Our Board of Directors currently consists of eleven members. Ms. Vaca will not be standing for re-election to the Board of Directors at the 2019 Annual Meeting of Shareholders. The Board of Directors has determined that following the 2019 Annual Meeting of Shareholders, the size of the Board will be reduced to ten members.

Under our Articles of Incorporation, our Board of Directors is elected annually to serve until the next Annual Meeting of Shareholders and until the Directors’ successors are duly elected and shall qualify. Our Board of Directors has instituted a majority vote requirement for the election of Directors in uncontested elections. This means that a Director nominee will be elected if the number of votes cast “For” that nominee exceeds the number of votes cast “Against” that nominee. If you abstain from voting on any of the nominees, your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

You may vote for all, some or none of the ten nominees for election to the Board of Directors. However, you may not vote for more individuals than the number nominated. Unless you direct otherwise, your proxy will be voted for the election of the ten nominees described below. The Board of Directors has no reason to believe that any nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the size of the Board or may designate a substitute nominee, in which event the shares represented by your signed proxy will be voted for any such substitute nominee, unless you have given different instructions on the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

IF NO INSTRUCTIONS ARE SPECIFIED ON YOUR OTHERWISE PROPERLY COMPLETED

PROXY, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Information about Director Nominees

The Board of Directors, and particularly its Governance & Nominating Committee, regularly considers whether the Board is comprised of individuals with the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. In making these considerations, the Board of Directors and its Governance & Nominating Committee has focused primarily on the information in each of the nominee’s individual biographies set forth below. These biographies are based upon information provided by each of the nominees. There are no family relationships between the nominees. Unless otherwise indicated, the nominees have had the indicated principal occupation for at least the past five years. The directorships listed for each nominee are those public company directorships that have been held by the nominee at any time during the past five years.

	Age	Director Since
Peter Boneparth	59	2008

Senior advisor to a division of The Blackstone Group, LLP, advising on the retail industry, since February 2018. Former Senior Advisor, Irving Place Capital Partners, a private equity group, from 2009 to November 2014. Former President and Chief Executive Officer of Jones Apparel Group, a designer and marketer of apparel and footwear, from 2002 to 2007. Mr. Boneparth is currently a director of JetBlue Airways Corporation, a commercial airline.

The Governance & Nominating Committee believes Mr. Boneparth’s qualifications to serve on our Board of Directors include his experience as President and Chief Executive Officer of companies specializing in the production and sale of apparel and footwear, his experience as a director of other public companies and his broad-based knowledge in the areas of retail sales, corporate finance, consumer products, and the design and manufacture of apparel and other products.

Steven A. Burd	69	2001

Founder and Chief Executive Officer of Burd Health LLC, a company helping self-insured employers manage their healthcare costs, since 2013. Former Chairman, Chief Executive Officer and President of Safeway Inc., an operator of grocery store chains. Mr. Burd served as Safeway’s Chairman of the Board of Directors from 1998 until his retirement in May 2013, Chief Executive Officer from 1993 until his retirement in May 2013 and previously served as President from 1992 to 2012. From 2013 to June 2018, Mr. Burd also served as a director of Blackhawk Network Holdings, Inc., a prepaid payment network offering a broad range of gift cards, other prepaid products and payment services.

The Governance & Nominating Committee believes Mr. Burd’s qualifications to serve on our Board of Directors include his experience as President, Chief Executive Officer and Chairman of the Board of Directors of a large retail company and his broad-based knowledge in the areas of retail operations, healthcare costs, corporate finance, accounting and marketing and his considerable management, directorial, and board committee experience.

	Age	Director Since
H. Charles Floyd	59	2017

Global President of Operations of Hyatt Hotels Corporation, a leading global hospitality company, since August 2014. Mr. Floyd held a number of executive management positions since he joined Hyatt in 1981, including Global President of Operations since August 2014, Executive Vice President, Group President — Global Operations Center from 2012 to August 2014, Chief Operating Officer — North America from 2006 to 2012. Mr. Floyd also previously served in a number of other senior positions with Hyatt, including Executive Vice President — North America Operations and Senior Vice President of Sales, as well as various managing director and general manager roles.

The Governance & Nominating Committee believes Mr. Floyd’s qualifications to serve on our Board of Directors include his experience as Global President of Operations of a large, global hospitality company with complex operations and his experiences in the dynamic hospitality industry.

Michelle Gass	51	2018

Our Chief Executive Officer since May 2018. Ms. Gass served as Chief Merchandising & Customer Officer and Chief Executive Officer-elect from October 2017 to May 2018, Chief Merchandising & Customer Officer from June 2015 to October 2017, and Chief Customer Officer from June 2013 to June 2015. Prior to joining the Company, Ms. Gass served in a variety of management positions with Starbucks Coffee Company since 1996, most recently President, Starbucks Coffee EMEA (Europe, Middle East, Russia, Africa) from 2011 to May 2013. Prior to Starbucks, Ms. Gass was with Procter and Gamble. She is currently a director of PepsiCo, Inc., a global food and beverage company. From April 2014 to February 2017, Ms. Gass also served as a director of Cigna Corporation, a global health service company.

The Governance & Nominating Committee believes Ms. Gass’ qualifications to serve on our Board of Directors include her over 25 years of experience in the retail and consumer goods industries, including 6 years with Kohl’s. Her insight and direct knowledge of Kohl’s current operations and strategic opportunities within the retail industry is also invaluable.

Jonas Prising	54	2015

Chairman and Chief Executive Officer of ManpowerGroup, a leading provider of workforce solutions, since December 2015. Mr. Prising held a number of executive management positions since he joined ManpowerGroup in 1999, including Chairman and Chief Executive Officer since December 2015, Chief Executive Officer from May 2014 to December 2015, President from 2012 to May 2014, President of ManpowerGroup — The Americas from 2009 to May 2014, and Executive Vice President from 2006 to 2010. He is currently a director of ManpowerGroup.

The Governance & Nominating Committee believes Mr. Prising’s qualifications to serve on our Board of Directors include his experience as Chairman and Chief Executive Officer of a large company with complex operations and his broad-based knowledge of workforce solutions, labor market expertise and global perspective, having lived and worked in multiple countries around the world.

	Age	Director Since

John E. Schlifske	59	2011

Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company since 2010. Mr. Schlifske held a number of executive management positions at The Northwestern Mutual Life Insurance Company since 1987, including Chairman and Chief Executive Officer since 2010, President from 2009 through 2010 and 2013 through 2014, interim President and Chief Executive Officer of Frank Russell Investment Company (at that time, a subsidiary of The Northwestern Mutual Life Insurance Company) from 2008 to 2009, Executive Vice President — Investment Products and Services from 2006 through 2008 and Senior Vice President — Investment Products and Services from 2004 through 2006. He also serves on the Board of Trustees of The Northwestern Mutual Life Insurance Company.

The Governance & Nominating Committee believes Mr. Schlifske’s qualifications to serve on our Board of Directors include his experience as Chairman and Chief Executive Officer of a major company and his broad-based financial expertise.

Adrianne Shapira	48	2016

Managing Director of Eurazeo Brands, which invests in United States and European consumer brands with global growth potential, since August 2017. Former Chief Financial Officer of David Yurman Enterprises, LLC, a designer jewelry company, from 2012 to February 2016. Previously served as Managing Director at The Goldman Sachs Group, Inc., an investment banking firm, from 1999 to 2012, where she was an equity research analyst covering the discount, department store, dollar store, warehouse club, apparel manufacturer, luxury and grocery sectors. Prior to 1999, Ms. Shapira served as an equity analyst at Robertson Stephens, an investment banking firm, and Neuberger & Berman, an investment management company. She is also a director of The Hain Celestial Group, Inc., a leading global organic and natural products company.

The Governance & Nominating Committee believes Ms. Shapira’s qualifications to serve on our Board of Directors include her financial expertise, significant experience as an equity analyst in sectors related to Kohl’s business, broad understanding of the retail and consumer products industries and experience in e-commerce.

Frank V. Sica	68	1988

Partner, Tailwind Capital, a private investment firm, since 2006. Senior Advisor to Soros Private Funds Management from 2003 to 2006. President of Soros Private Funds Management from 2000 to 2003. Managing Director of Soros Funds Management from 1998 to 2000. Mr. Sica is currently a director of CSG Systems International, an account management and billing software company for communication industries, JetBlue Airways Corporation, a commercial airline, and Safe Bulkers, Inc., a marine drybulk transportation services company.

The Governance & Nominating Committee believes Mr. Sica’s qualifications to serve on our Board of Directors include his years of executive experience in the investment banking and private equity field, his experience as a director and as an advisor to the boards of many other public companies, and his broad-based knowledge in the areas of corporate finance, executive compensation, information technology and real estate.

	Age	Director Since

Stephanie A. Streeter	61	2007

Former Chief Executive Officer and Director of Libbey, Inc., a producer of glass tableware and other tabletop products, from 2011 to January 2016. Former Interim Chief Executive Officer, United States Olympic Committee from 2009 to 2010. Former Chairman, President, and Chief Executive Officer of Banta Corporation, a global technology, printing and supply-chain management company from 2004 until 2007. Ms. Streeter served as Banta Corporation’s President and Chief Executive Officer from 2002 to 2004 and President and Chief Operating Officer from 2001 to 2002. From July 2018 to January 2019, she served as a director of Olin Corporation, a manufacturer and distributor of chemical products. She is also currently a director of Goodyear Tire & Rubber Company, a manufacturer and distributor of tires and related products and services, and Western Digital, a computer hard disk drive manufacturer and data storage company.

The Governance & Nominating Committee believes Ms. Streeter’s qualifications to serve on our Board of Directors include her experience as President, Chief Executive Officer and Chairman of the board of directors of complex businesses with worldwide operations; her experience as a director of other public companies; and her broad-based knowledge in the areas of marketing, consumer products, information technology and e-commerce.

Stephen E. Watson	74	2006

Former President and Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer, from 1997 until his retirement in 2002. Mr. Watson held various executive officer positions with Dayton-Hudson Corporation from 1972 until his retirement in 1996, including President, Chairman/Chief Executive Officer of the Department Store Division. From 2008 to October 2017, Mr. Watson was a director of Regis Corporation, an operator of beauty salons. He is currently a director of Chico’s FAS Inc., a specialty retailer.

The Governance & Nominating Committee believes Mr. Watson’s qualifications to serve on our Board of Directors include his experience as the leading senior executive officer of several complex retail businesses; his experience as a director of other retail-oriented public companies; and his broad-based knowledge in the areas of retail operations, corporate finance, accounting, marketing and merchandise procurement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been one of our officers or employees.

Independence Determinations & Related Person Transactions

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual Director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the Director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence. In accordance with its written charter, the Governance & Nominating Committee is charged with the ongoing review of transactions that could affect a Director’s independence.

In February 2019, the Governance & Nominating Committee reviewed a summary of Directors’ responses to a questionnaire asking about their relationships with us (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between us and the Directors or parties related to the Directors. During the course of this review, the Committee broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

Based on this review, the Committee affirmatively determined that the following continuing Directors are independent: Peter Boneparth, Steven A. Burd, H. Charles Floyd, Jonas Prising, Frank V. Sica, John E. Schlifske, Adrianne Shapira, Stephanie A. Streeter and Stephen E. Watson. The Committee also determined that all of the members of the Audit, Compensation, and Governance & Nominating Committees meet our independence requirements. The Committee determined that Michelle Gass is not considered an independent Director because of her employment as our Chief Executive Officer.

The following transactions were reviewed and considered by the Committee, but were not deemed to affect the independence of the applicable Director or Directors:

•

Several of our Directors serve as non-employee directors of non-profit organizations that receive charitable contributions from us. All of these charitable contributions were made in the ordinary course of our charitable contribution programs.

•

Several of our Directors serve on the boards of directors of, or may have an economic interest in, companies with which we may do relatively small amounts of ordinary course business from time to time. The Governance & Nominating Committee has reviewed each of these instances and has determined that in each case, the amount of business involved was immaterial to both companies, all such transactions were entered into at arm’s length, and that our Directors were not in any way involved in the negotiations or discussions leading up to the business relationships.

The Committee recommended all of the above-described conclusions to the full Board of Directors and explained the basis for its decisions. Upon discussion and further consideration, these conclusions were adopted by the full Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

Compensation Committee:

Jonas Prising, Chairman

Peter Boneparth

Steven A. Burd

Frank V. Sica

COMPENSATION DISCUSSION & ANALYSIS

The Board of Directors’ Compensation Committee (“Committee”) fulfills the Board’s responsibilities related to our officer and director compensation programs and practices. The Committee ensures that our executive compensation program aligns with our corporate objectives. This Compensation Discussion & Analysis, referred to as the CD&A, provides insight into the Committee’s process for determining this compensation. It provides a detailed description and discussion of the Committee’s philosophy, objectives, policies and programs. The CD&A also analyzes the total compensation of Kohl’s Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer), the three other most highly compensated executive officers that were serving as executive officers as of February 2, 2019, and our former Chairman, President and Chief Executive Officer who retired from Kohl’s on May 16, 2018 and is required to be included in this CD&A. The group below is collectively referred to in the CD&A as the Named Executive Officers or NEOs:

•	Michelle Gass, Chief Executive Officer;

•	Sona Chawla, President;

•	Bruce Besanko, Chief Financial Officer;

•	Doug Howe, Chief Merchandising Officer;

•	Greg Revelle, Sr. EVP, Chief Marketing Officer; and

•	Kevin Mansell, Former Chairman, President and Chief Executive Officer.

Executive Summary

The Committee has designed our compensation program to reflect its philosophy that executive compensation should be directly linked to performance with the ultimate objective of increasing long-term shareholder value. In fact, each primary element of our executive compensation program is tied to Company performance. Additionally, the Committee works closely with its independent compensation consultant to ensure that the Committee’s and Kohl’s compensation policies and practices, as well as our executive compensation program as a whole, are consistent with market practice.

Say on Pay Votes

Since 2011, we have held an advisory shareholder vote on the compensation of our NEOs at each of our annual meetings of shareholders. Our shareholders have consistently shown strong support for our NEO compensation, with an average of approximately 94% of the votes cast by our shareholders in favor of approving this compensation since we began holding this advisory vote.

Pay for Performance

As part of our pay for performance philosophy, our goals are intended to be difficult to achieve, and failure to achieve the goals has significant consequences. As detailed below in this CD&A, the effectiveness of the Committee’s goal setting has been demonstrated over the past several years as retailers such as Kohl’s faced significant structural headwinds. In 2015 and 2016, we did not achieve all of our financial goals, and as a result annual incentives and merit increases for the NEOs were minimal. In contrast, Kohl’s performance in 2017 and 2018 was very strong, and our Annual Incentive Plan paid out at the maximum level. In 2017, our NEOs received performance ratings that entitled them to a base salary merit increase slightly above the company average. In 2018, our NEOs base salary merit increase was slightly below the company average.

On a longer-term basis, we did not achieve our targeted level of sales and earnings during fiscal years 2015 through 2017, so Performance Share Units (“PSUs”) granted to the NEOs in 2015 as part of our Long Term

Incentive Plan (“LTIP”) vested in 2018 at just 25.1% of their targeted value. As our performance significantly strengthened in 2017 and 2018, sales fell just below the cumulative three-year sales target and net income exceeded the cumulative net income target for the three-year performance period of fiscal years 2016 through 2018. Kohl’s relative total shareholder return was also in the top quartile of the peer group for the three-year performance period. As such, PSUs granted to the NEOs in 2016 as part of our LTIP vested in 2019 at 118.3% of their targeted value.

Kohl’s 2018 Business Results

Kohl’s 2018 business results were very strong, building on the solid business results achieved in 2017. Total revenue was $20.23 billion. Comparable sales increased by 1.7% for the year on a shifted basis. Again this year, Kohl’s sales growth compared well against that of its core peer group. Our profit margins grew and our inventories continued to be well managed. At the end of the year, our inventory levels were 2% lower than they were at the end of 2017, continuing our multi-year trend. Kohl’s net income, excluding non-recurring charges announced during fiscal 2018, was $927 million.

Business Strategies

Kohl’s management has established and articulated a detailed multi-year strategic framework. This framework, called the Greatness Agenda, was established in 2014 to highlight a clear path to improve Kohl’s operating performance. The Greatness Agenda creates a strategic framework for the entire organization to align behind. Our senior leaders spend a significant amount of time ensuring that all associates understand and are aligned with this strategic framework. Our senior leaders constantly monitor the status of these initiatives to ensure that all Kohl’s associates are working with urgency to make continual progress.

Led by our NEOs, Kohl’s management remains focused on two key priorities — driving traffic and operational excellence. The first priority is driving traffic, which is the key to growing sales. Our continued focus on driving traffic helped lead to positive sales metrics for each quarter of fiscal 2018.

Our strategies to drive traffic are established and executed through the lens of the five strategic pillars identified in the Greatness Agenda:

•	Easy Experience;

•	Amazing Product;

•	Personalized Connections;

•	Incredible Savings; and

•	Winning Teams.

For example, under our Easy Experience pillar, Kohl’s continues to invest significant time and resources to create a more seamless omnichannel experience for our customers. As a result of these investments, our physical stores have become an important source for online order fulfillment. This results in a faster, more seamless experience for our customers. Under our Amazing Product pillar, we have been focused on growing the size of our most important national brands and adding new national brands to our portfolio to improve our relevancy to consumers, which we believe will drive traffic. In 2018, this growth continued, driven in part by actions we have continued to take toward our aspiration to be the destination for active and wellness categories. In addition to these examples, management has developed similar strategies and initiatives to drive traffic under each of our five pillars.

Our second priority is to achieve operational excellence. We are committed to making long-term investments in our future to ensure our success. Our focus on operational excellence is to identify ways to work smarter in an effort to help offset the cost of these investments. Many of the savings opportunities are around strategies to work differently organizationally, or use technology to reduce payroll needs or expense. For example, we believe our largest area of opportunity in achieving operational excellence is in making our stores more productive. The general consumer shift to online shopping has negatively impacted our store sales productivity without reducing the stores’ significant fixed expenses. Numerous operational excellence strategies help us reduce our store operational costs, such as:

•	Leveraging technology such as enhanced applications for mobile handheld devices carried by our store associates;

•	Reducing the square footage of our stores, both operationally and physically to achieve greater efficiency; and

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Leveraging our stores as fulfillment centers for online orders through initiatives such as Buy Online Pickup in Store, Ship From Store, and a new option that became available for our online customers in 2018, Buy Online Ship to Store.

Leadership Succession Planning

In 2018, we executed several important steps in our multi-year leadership succession planning. As previously announced:

•	Mr. Mansell retired as the Chairman of the Board, Chief Executive Officer and President and as a director effective as of the close of Kohl’s 2018 Annual Meeting of Shareholders held on May 16, 2018;

•	Ms. Gass was elected a director at the Kohl’s 2018 Annual Meeting of Shareholders and began to serve as Chief Executive Officer effective upon Mr. Mansell’s retirement;

•	Ms. Chawla began to serve as President effective upon Mr. Mansell’s retirement; and

•	Kohl’s Board of Directors appointed Frank Sica, one of its independent directors, as Chairman of the Board effective upon Mr. Mansell’s retirement.

In addition, two other NEO leadership changes were made in 2018. In the first quarter of 2018, Mr. Revelle was promoted to Sr. EVP, Chief Marketing Officer. In the second quarter of 2018, Mr. Howe joined Kohl’s as a new principal officer, Chief Merchandising Officer. The details of Mr. Howe’s compensation package are described below, but include the following:

•	Base salary of $950,000;

•	Annual bonus opportunity under our Annual Incentive Plan of zero to 200% of his base salary;

•	$1.75 million grant under our 2018-2020 LTIP;

•	One-time signing incentive of $250,000; and

•	Recruitment grant of restricted shares with a grant date value of $4 million.

The details of Mr. Revelle’s compensation package are also described below, but include the following:

•	Base salary of $800,000;

•	Annual bonus opportunity under our Annual Incentive Plan of zero to 150% of his base salary; and

•	Promotional grant of restricted shares with a grant date value of $3 million.

All of these compensation adjustments are described in detail below in this Report.

Annual Committee Actions

Upon review and consideration of Kohl’s 2018 results, the Committee took the following actions in February 2019:

•	determined that the performance ratings of the NEOs were “Fully Meets Expectations,” which is the middle ranking in our three tier evaluation program;

•	awarded annual incentives to the NEOs pursuant to our Annual Incentive Plan at the maximum level for 2018; and

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determined that PSUs granted to the NEOs in 2016, the value of which was dependent upon Kohl’s sales and earnings performance in fiscal years 2016 through 2018, would vest at 118.3% of their targeted value.

The Committee believes all of these actions were appropriate and in line with its philosophy.

Say on Pay

The Committee is pleased with our shareholders’ strong support of our NEO compensation program. Each year at our Annual Meeting of Shareholders, we hold an advisory vote on the compensation of our NEOs. Our shareholders have consistently shown strong support for our NEO compensation, with an average of approximately 94% of the votes cast by our shareholders in favor of approving this compensation since we began holding this advisory vote.

Based on this strong support, the Committee believes that our policies, practices, and programs are in line with our shareholders’ expectations. In accordance with its charter, the Committee reviews the voting results on an annual basis. Following each of the previous votes, the Committee has considered whether any adjustments were warranted based on these results. The Committee values our shareholders’ input and is always looking for ways to improve alignment between executive compensation and our objective of increasing long-term shareholder value.

Philosophy and Objectives

We believe executive compensation should be directly linked to corporate performance with the ultimate objective of increasing long-term shareholder value. For this reason, the majority of our executives’ compensation is earned only upon achievement of performance targets, such as sales, net income, total shareholder return and other financial measurements selected to reinforce the critical linkage between pay and performance. Our use of equity in our compensation program and share ownership requirements create a strong alignment of the interests of our executives with those of our shareholders.

Our executive compensation program has been designed to achieve the following objectives:

•	Provide a competitive total compensation package that enables us to attract, motivate and retain key personnel;

•	Support the achievement of our short- and long-term business and strategic objectives by:

•	Providing short-term opportunities through our annual incentive program that are directly linked to corporate performance goals that drive long-term performance; and

•	Providing long-term opportunities through equity awards granted under our long-term incentive program that align executive compensation with the creation of long-term shareholder value;

•	Provide compensation opportunities that are competitive, internally equitable and linked to demonstrated achievements;

•	Promote ownership of Kohl’s stock by our senior executives through equity-based pay and share ownership requirements in order to align their economic interests with those of our shareholders; and

•	Provide a balanced compensation program which does not create risks that are reasonably likely to have a material adverse effect on our Company.

Our executive compensation program is comprised of three primary elements:

•	Base salary;

•	Annual incentive compensation; and

•	Long-term equity based incentive compensation.

The Committee has the flexibility to use these elements, along with certain benefits and perquisites, in proportions that will most effectively accomplish our business and strategic objectives. To ensure that our pay is competitive, the Committee compares total compensation levels for our executives to pay at other retail companies of similar size. The Committee does not position executives’ target total direct compensation to a specific percentile of the market data. Instead the Committee considers whether each executive is competitively positioned relative to that market data on a case-by-case basis.

Risk Assessment

Each year, we review and analyze whether our compensation plans, policies and practices create material risks to Kohl’s. As part of this annual analysis, we review all of our compensation plans, policies and practices. We also consider the potential impact of each of our compensation plans, policies and practices on all of the risk factors we have identified in our public filings. Management has engaged a third party compensation consultant (who is separate and independent from the Committee’s compensation consultant) to assist in this process and give a separate risk assessment. Following these analyses, the Committee and the consultant agreed with management’s conclusion that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Committee believes our compensation plans, policies and practices are designed to reward performance that contributes to overall Company performance and the achievement of long-term and short-term Company goals. These plans, policies and practices do not encourage or incentivize individuals to take actions that expose the Company to risks that are inconsistent with the Company’s strategic plan. The amount of each type of compensation awarded to or earned by our management team is determined either solely by reference to Company-wide performance (e.g., annual incentive compensation and long-term incentive awards) or a combination of Company-wide performance and individual performance (e.g., base salary increases).

Our long-term compensation is in the form of equity and the Committee has adopted share ownership guidelines, which require our NEOs to continuously own a substantial amount of equity during their employment. Equity based long-term incentives, coupled with meaningful share ownership requirements, align our executives’ long-term interests with those of our shareholders and discourage excessive risk taking intended to drive short-term results at the expense of long-term shareholder value enhancement. We also maintain a clawback policy that enables the recapture of previously paid incentive compensation in certain circumstances involving a financial restatement. The Committee believes our long-term incentive program motivates and rewards our executives for decisions that may not produce short-term results but will likely have a positive long-term effect, such as those related to investments in our infrastructure, operational excellence actions, driving traffic and increasing our market share. Our executives are not compensated for discrete transactions, decisions or other actions.

Determining Executive Compensation

Our Committee oversees the compensation programs for our directors and executive officers, including the NEOs. Those programs are implemented by management in accordance with the policies developed by the

Committee. Information concerning the structure, roles and responsibilities of the Committee can be found in the “Questions and Answers about our Board of Directors and Corporate Governance Matters” section of this proxy statement.

Compensation Committee Meetings & Advisors

The Committee meets throughout the course of each fiscal year to review issues with respect to executive compensation matters. In addition to preparation meetings and calls, the Committee met four times in fiscal 2018. Prior to each meeting, the Chairman of the Committee prepares the meeting agenda with the assistance of our General Counsel. The Chairman may, but is not required to, invite members of management or other members of our Board of Directors to attend portions of meetings as deemed appropriate. The Chief Executive Officer, Chief People Officer, General Counsel and various other executives typically attend Committee meetings, but do not attend executive sessions unless invited by the Committee for a specific purpose. During the course of three of its meetings in 2018, the Committee held executive sessions without management present to discuss executive development and succession plans and make compensation-related decisions.

As set forth in the Committee’s charter, the Committee has the authority to retain and terminate any compensation consultant or its own independent legal, accounting or other advisors in its sole discretion. Before retaining any such advisor, the Committee reviews the independence of such advisor, taking into account all relevant factors, including the factors specified in Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee is solely responsible for the appointment, compensation and oversight of the work performed by any such consultant or advisor. Kohl’s is committed to providing appropriate funding for the payment of reasonable compensation to any advisors retained by the Committee.

The Committee retains an independent outside compensation advisor, Steven Hall of Steven Hall & Partners (“SH&P”). Mr. Hall participates in Committee meetings as directed by the Committee Chairman. SH&P does not provide any other services to Kohl’s and Mr. Hall does not have any business or professional relationships with any member of Kohl’s management or the Committee. SH&P’s independence, proposed fees and overall engagement are reconsidered by the Committee on an annual basis.

Key Compensation Reports

While the Committee reviews and considers a wide variety of information from numerous data sources throughout the year, the Committee receives two principal reports during the year related to compensation levels paid to our NEOs. The first report is a tally sheet on each NEO. The second report is a benchmarking analysis for our top executives.

Tally Sheets

The Committee annually reviews tally sheets for each of our NEOs, which present a comprehensive summary of the executive’s compensation, including the following information:

•	The total compensation paid to each executive during the prior fiscal year, including base salary, annual cash incentives, long-term incentive awards, health and welfare benefits, and perquisites;

•	The fair market value of each NEO’s equity holdings and the vesting schedules for unvested equity compensation awards; and

•	A summary of the potential severance benefits payable to the executive upon certain employment termination events.

Tally sheets provide the Committee with an overview of the impact of our compensation programs. They are also useful in several other ways, including informing the Committee about the relationship between different components of pay and monitoring each executive’s compliance with our share ownership guidelines. They also show the Committee the level of wealth creation available and the retention value that exists from unvested equity awards. Finally, tally sheets provide context for decisions about compensation arrangements and the level of benefits they provide (e.g., severance benefits).

Benchmarking Analysis

Each year, SH&P presents a comprehensive benchmarking analysis comparing compensation paid to our executives with the compensation packages of executives employed by retailers with whom we compete for talent. The Committee reviews each component of executive compensation independently and it reviews aggregate compensation levels paid to the senior officers against that paid by retail competitors in an effort to design the executive compensation program to result in a competitive pay package. The Committee considers whether each executive is competitively positioned relative to that market data on a case-by-case basis rather than targeting any particular percentile across all positions.

Every August, together with SH&P, the Committee performs an annual analysis to ensure that the peer group of companies used for compensation benchmarking purposes continues to reflect the most appropriate comparative companies. In considering which companies should be included in the Company’s peer group, the Committee considers many criteria, including the following:

•	Whether the proposed comparator company is in the same or a similar industry as Kohl’s;

•	Whether the proposed comparator company is similar to Kohl’s in terms of size, including revenues, total assets and market capitalization;

•	The complexity and scope of the proposed comparator company’s business;

•	The similarity of the proposed comparator company’s business model to Kohl’s business model;

•	Whether the proposed comparator company competes with Kohl’s for profits and talent; and

•	Other characteristics unique to Kohl’s or the retail industry, which could include things like growth trajectory and corporate strategies.

Following an extensive review of its compensation peer group and other possible comparators, in August 2018, the Committee determined that the 2018 compensation analysis would be based upon the same peer group as used in 2017:

	Market Capitalization ($ Billions)*	Revenue ($ Billions)*
• Bed, Bath & Beyond Inc.	2.8	12.3
• The Gap, Inc.	12.3	15.9
• J.C Penney Company, Inc.	0.9	12.5
• L Brands, Inc.	10.1	12.6
• Macy’s, Inc.	11.7	25.6
• Nordstrom, Inc.	8.5	15.5
• Ross Stores, Inc.	32.1	14.1
• Sears Holding Corporation	0.3	16.7
• The TJX Companies, Inc.	59.5	35.9

Median	10.1	15.5
Kohl’s Corporation	12.4	19.1

*All market capitalization & revenue data is rounded. Revenues are 2017 revenues and market capitalization data was as of June 15, 2018.

As of the time it received this report, the Committee believed this peer group included retail companies with similar business concepts to ours and provided a relevant group of companies representing an appropriate range of revenue and market capitalization against which to compare our pay practices in the future. The Committee will continue to monitor the appropriateness of our comparators and make adjustments as necessary, particularly in light of the subsequent bankruptcy filing by Sears Holding Corporation.

We also measure our performance against a more targeted set of peers for purposes of annual performance reviews, Annual Incentive Plan awards and the vesting of certain equity-based awards. We refer to this set of peers as our “core peer group,” which the Committee determined in August 2018 should also be based upon the same core peer group as used in 2017, and consists of:

•	J.C Penney Company, Inc.;

•	Macy’s, Inc.;

•	Sears Holding Corporation;

•	Target Corporation;

•	The Gap, Inc.;

•	The TJX Companies, Inc.; and

•	Ross Stores, Inc.

The Committee has determined that these companies compete with Kohl’s for market share in various categories of business. We use the core peer group because the Committee believes in certain instances, elements of compensation should be contingent upon our performance relative to our closest competitors. Although Target Corporation is not a part of our executive compensation benchmarking peer group because of its comparatively large revenues and market capitalization, Target continues to be a part of our core peer group for comparing operating metrics. The Committee will continue to monitor the appropriateness of this core peer group and make adjustments as necessary, particularly in light of the bankruptcy filing by Sears Holding Corporation.

Together with and aided by SH&P, the Committee reviews numerous data sources to ensure that the most relevant compensation information available is being used in the development and administration of our compensation programs. The primary sources of industry compensation information used are our peers’ SEC filings and the Korn Ferry Retail Industry Survey (formerly known as the Hay Group Retail Industry Survey). The Committee believes that these sources of competitive compensation information are the best available at this time. The market data reviewed by the Committee in 2018 consisted of newly available data from the Korn Ferry 2018 Retail Industry Survey and information prepared by SH&P from publicly available proxy statements, Forms 8-K, and Forms 4 of our peer group companies.

At a meeting in November 2018, the Committee reviewed a detailed benchmarking report prepared by SH&P. This report included detailed information on the following components of compensation for the NEOs:

•	Base Salaries;

•	Target Annual Incentives;

•	Actual Annual Incentives paid in Fiscal 2018 based on Fiscal 2017 performance;

•	Target Annual Compensation;

•	Long-Term Incentives; and

•	Target Total Compensation.

In 2017, benchmarking data indicated that the CEO’s target total compensation level, including the amortized value of all outstanding equity compensation awards, was well below the median of CEOs within the Company’s peer group. As previously disclosed in last year’s proxy statement, the Committee again reviewed the benchmarking data in February 2018 and in consultation with SH&P, determined that the grant date target value of Mr. Mansell’s and Ms. Gass’ annual LTIP awards would be increased from $6,000,000 to $7,250,000, beginning with their 2018-2020 LTIP awards. The grant for Mr. Mansell was in recognition of the long payback associated with many of the strategic initiatives started under Mr. Mansell’s leadership.

In November 2018, the Committee again took all of the above benchmarking data into consideration in evaluating each of the NEO’s compensation for 2018. The benchmarking data indicated that all of the NEOs’ compensation levels, including the amortized value of all outstanding equity compensation awards, was consistent with the Committee’s philosophies and objectives.

Pay-for-Performance

Pay-for-performance is a critical part of Kohl’s compensation programs. Each NEO’s performance is measured in comparison to predetermined goals. These goals are intended to be difficult to achieve, and failure to achieve them has significant consequences. The effectiveness of the Committee’s goal setting has been demonstrated over the past several years as retailers such as Kohl’s faced significant structural headwinds:

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In 2015 and 2016, we did not achieve all of our financial goals. However, our sales performance exceeded that of our core peer group. In both of those years, our earnings did not meet the previously established threshold levels for a payout under our Annual Incentive Plan, but a minimum payout was made in both years in recognition of the fact that Kohl’s outperformed its peer group. In each of those two years, the NEOs received salary increases of just 1.5%.

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In contrast, Kohl’s performance in both 2017 and 2018 was very strong. In 2018, comparable sales increased 1.7% for the year on a shifted basis, on top of the 1.5% increase in 2017. Our profit margins also grew again. Kohl’s sales growth compared well against that of its core peer group. As a result of this performance, our Annual Incentive Plan paid out at the maximum level. In 2017, our NEOs received performance ratings that entitled them to a base salary merit increase slightly above the company average. In 2018, our NEOs base salary merit increase was slightly below the company average.

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Viewing performance on a cumulative three year basis, we did not achieve our targeted level of sales and earnings during the three-year performance period comprised of fiscal years 2015 through 2017, so PSUs granted to the NEOs in 2015 as part of our LTIP vested in 2018 at only 25.1% of their targeted value. As our performance significantly strengthened in 2017 and 2018, sales fell just below the cumulative three-year sales target and net income exceeded the cumulative net income target for the three-year performance period of fiscal years 2016 through 2018. Kohl’s relative total shareholder return was also in the top quartile of the peer group for this three-year performance period. As such, PSUs granted to the NEOs in 2016 as part of our LTIP vested in 2019 at 118.3% of their targeted value.

The Committee believes it is important that a significant portion of our NEOs’ compensation is tied to our future performance — both on an absolute basis and relative to other companies in the retail industry — in order to maximize long-term shareholder value creation. Accordingly, the aggregate compensation paid to our NEOs is weighted towards annual and long-term incentive compensation that is based upon Kohl’s absolute and relative performance.

The Committee sets difficult goals that must be met in order for the NEOs to maximize their compensation:

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Each year, the Committee sets individual performance criteria for each NEO that must be achieved for the NEO to be eligible for various levels of base salary increases. In 2017 and 2018, these criteria again included corporate net income, total sales growth, business specific objectives and managerial criteria, such as leadership, vision and strategic planning.

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In establishing various levels of annual incentive payout opportunities, the Committee sets goals based on the Company’s absolute performance as well as the Company’s performance relative to the performance of our core peer group.

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Long-term equity awards are made pursuant to our LTIP. A significant portion of the awards made pursuant to the LTIP are PSUs, with vesting contingent upon attainment of company-wide cumulative financial performance goals over a three-year performance period. The number of shares earned upon vesting of the PSUs is dependent upon Kohl’s financial performance, and the number of earned shares is subject to further positive or negative adjustment based on the returns to our investors over this same three year period.

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Moreover, the value of any long-term incentive award is dependent upon the future performance of our stock price. We also maintain a clawback policy that enables the recapture of previously paid incentive compensation in certain circumstances involving a financial restatement.

The specifics of each of these performance criteria are discussed in greater detail below.

Individual roles and performance are also periodically taken into account in granting compensation increases or awards that are different than or in addition to those suggested by the guidelines. For example, annual salary increases may be adjusted based upon factors other than or in addition to an executive’s performance ratings, including, among other things, promotions, new roles and responsibilities and previous compensation increases.

Performance Evaluation Process

The Committee’s primary consideration when setting our NEOs’ compensation is each individual’s performance against pre-established performance objectives that are intended to increase long-term shareholder value. The Committee uses a disciplined process to assess performance. This detailed process attempts to ensure that we reward and retain top talent while aligning our executives’ interests with those of our shareholders.

Each NEO’s performance is assessed on a three-point scale. During the evaluation process, points are awarded to the NEOs for each of their pre-established performance objectives based upon actual corporate performance and their individual performance with respect to the individual objectives. The maximum number of points that can be awarded with respect to each performance objective is based on the pre-established weighting of that performance objective. The total points awarded to the NEO equals the sum of the points awarded based on actual performance relative to each of the individual’s performance objectives. Depending on the total points awarded, the NEOs may receive one of the following ratings: (1) inconsistently meets expectations, (2) fully meets expectations, or (3) consistently exceeds expectations.

In the first quarter of each fiscal year, the Committee establishes specific performance objectives for the NEOs for that year. The objectives established by the Committee to evaluate the performance of the NEOs for fiscal years 2017 and 2018 were:

Performance Objective	CEO	NEOs
Net Income Goals	40%	30%
Total Sales Goals	40%	30%
Managerial Criteria, including leadership and vision, long-term strategic planning, succession planning, keeping the Board of Directors informed, enhancing diversity, and social responsibility	20%
Business Specific Objectives & Leadership		40%

As such, 80% of our CEO’s evaluation and 60% of our other NEOs’ evaluations have been tied directly to our corporate performance, subject to adjustment where the Committee deems appropriate.

Specific levels of sales and net income, calculated in accordance with our Annual Incentive Plan, are established for the NEOs to achieve evaluation ratings of inconsistently meets expectations, fully meets expectations, and consistently exceeds expectations.

For the CEO’s managerial criteria, no numerical targets are established and the CEO’s actual performance is assessed with respect to the criteria as a whole. The level of the CEO’s actual performance with respect to the criteria is based on the Committee’s subjective review of the CEO’s performance. This subjective review is based on the deliberations of the Board of Directors with respect to the CEO’s performance throughout the prior year. The Committee does not necessarily attempt to identify specific contributions or achievements in making this assessment, but instead makes its determination based on the totality of these deliberations based on all available information. The judgment of individual members of the Committee may at times be influenced to a greater or lesser degree by different aspects of these deliberations.

The Committee delegates to the CEO the authority to assess the performance of the other NEOs in accordance with a pre-approved methodology. In the first quarter of each year, the Committee approves the general performance criteria and the weighting of each of the criteria that will be applied during the course of the year-end evaluations. Specific target levels for corporate performance objectives such as sales and net income are identical to those of the CEO, although the weighting of these objectives for the other NEOs differs from those of the CEO. The CEO then establishes business-specific performance objectives for each of the other NEOs. At the end of each fiscal year, the CEO assesses each executive’s performance against the pre-established objectives and recommends final performance ratings to the Committee.

CEO Performance Evaluation

In February 2019, the Committee assessed Ms. Gass’ performance against the following objectives, which had been established by the Committee in the first quarter of 2018:

Performance Objective	Inconsistently Meets Expectations	Fully Meets Expectations	Consistently Exceeds Expectations	Objective Weighting
Net Income (in millions)	<$ 646	$646 to 920	>$ 920	40%
Total Sales (in billions)	<$17.77	$17.77 to 19.47	>$19.47	40%
Managerial Criteria	—	—		20%

Excluding non-recurring charges, the Company’s net income in 2018 exceeded the $920 million required to achieve a “Consistently Exceeds Expectations” rating. Total Sales in 2018 were $19.17 billion, which fell within the “Fully Meets Expectations” range. The Committee assessed Ms. Gass’ performance on the managerial criteria as “Fully Meets Expectations.” Overall, Ms. Gass earned a rating of “Fully Meets Expectations” for fiscal 2018.

Other NEOs

In February 2018, Mr. Mansell recommended, and the Committee approved, performance ratings for Mses. Gass and Chawla and Mr. Besanko for fiscal 2017 performance. Each received “Consistently Exceeds Expectations” ratings for their net income goals and “Fully Meets Expectations” ratings for their total sales goals. Mses. Gass and Chawla received “Consistently Exceeds Expectations” for their business specific objectives and leadership goals. Because Mr. Besanko did not complete a full fiscal year with Kohl’s in 2017, he received a “Fully Meets Expectations” rating for his business specific objectives and leadership goals, which is the standard rating for an executive who was not a Kohl’s employee for an entire fiscal year. Collectively, this resulted in “Consistently Exceeds Expectations” ratings for Mses. Gass and Chawla and a “Fully Meets Expectations” rating for Mr. Besanko.

In February 2019, Ms. Gass recommended, and the Committee approved, “Fully Meets Expectations” ratings for Ms. Chawla and Messrs. Howe, Besanko and Revelle. Each of these other NEOs received “Consistently Exceeds Expectations” ratings for their net income goals, “Fully Meets Expectations” ratings for their total sales goals and “Fully Meets Expectations” ratings for their business specific objectives and leadership goals. Collectively, this resulted in “Fully Meets Expectations” ratings.

Elements of Executive Compensation

As described above, the aggregate compensation paid to our senior officers is comprised of three primary components, each of which is directly linked to Company performance: salary, annual incentive compensation, and long-term incentive compensation. The amount of each of these compensation components is determined based largely upon corporate performance against pre-established performance goals. Additionally, individual performance factors are included in the analysis to ensure we take into account and recognize individual contributions and efforts.

The Committee believes it is important that a significant portion of our NEOs’ compensation be tied to our corporate performance in order to align the interests of our NEOs with those of our shareholders and to emphasize the importance of maximizing long-term shareholder value. Accordingly, aggregate compensation paid to our NEOs is weighted towards annual incentive and long-term incentive compensation, both of which are “at risk” if we do not achieve our financial and strategic objectives. Additionally, our NEOs’ salary increases are determined based in large part on Company performance. This strategy reflects the Committee’s pay-for-performance philosophy.

Salary

Salaries provide our NEOs with a regular source of income to compensate them for their day-to-day efforts in managing our Company. Salaries vary depending on the executive’s experience, responsibilities, the importance of the position to the Company, and/or changes in the competitive marketplace. The Committee reviews and adjusts salaries annually at the beginning of the fiscal year. Any increases in salary for our NEOs are based upon individual performance ratings that consider the overall sales and net income targets for the Company coupled with their business specific and leadership results. Annual base salary adjustments for the NEOs in any given year are closely aligned with adjustments given to the remainder of our management team. To accomplish this objective, the Committee ties the NEOs’ annual salary adjustment opportunities to the budgeted annual merit increase for the overall management team. The Committee has the right, however, to deviate from those practices in order to address other factors, including the officer’s responsibilities and experience, competitive market data for that officer’s position and retention concerns.

Salary adjustments are closely tied to Kohl’s performance, as each NEO’s individual performance rating is heavily influenced by Kohl’s performance metrics. As detailed above, 80% of Ms. Gass’ performance rating is based upon Kohl’s net income and total sales growth. Likewise, net income and total sales growth comprise 60% of the other NEOs’ performance objectives.

In the first quarter of each year, the Committee establishes a merit increase opportunity grid for the NEOs. This grid ties merit increase opportunities to each executive’s individual performance and the budgeted percentage merit increase for Kohl’s entire management team. For fiscal years 2017 and 2018, the merit increase opportunity grid for the NEOs was as follows:

	Inconsistently Meets Expectations	Fully Meets Expectations	Consistently Exceeds Expectations
Base Salary Increase as a Percent of Budgeted Increase for All Exempt Associates	0%	75%	133%
Examples:
Increase Assuming 2% Budgeted for All Exempt Associates for fiscal 2017	0%	1.50%	2.66%
Increase Assuming 3% Budgeted for All Exempt Associates for fiscal 2018	0%	2.25%	3.99%

Committee Decisions and Analysis

Fiscal 2018 Actions

In February 2018, the Committee approved merit increases for the NEOs, based upon their 2017 performance evaluation ratings. Pursuant to their September 25, 2017 letter agreements between Mses. Gass and Chawla and Kohl’s confirming Ms. Gass’ promotion to CEO-elect and Ms. Chawla’s promotion to President-elect, Mses. Gass and Chawla were not eligible for a merit increase during this review cycle. In addition, due to his planned retirement, Mr. Mansell did not receive a merit increase. As discussed above, because Mr. Besanko did not complete a full fiscal year with Kohl’s in 2017, he received a “Fully Meets Expectations” rating, which is the standard rating for an executive who was not a Kohl’s employee for an entire fiscal year. Based on that rating, Mr. Besanko received a 1.5% base salary percentage increase of $13,500, with a new 2108 base salary of $913,500.

Fiscal 2019 Actions

In February 2019, the Committee approved the following merit increases for the NEOs, based upon their 2018 “Fully Meets Expectations” performance evaluation ratings:

	Ms. Gass	Ms. Chawla	Mr. Howe	Mr. Besanko	Mr. Revelle
Base Salary Percentage Increase	2.25%	2.25%	2.25%	2.25%	2.25%
Base Salary Increase	$31,500	$27,000	$21,375	$20,554	$18,000
2019 Base Salary	$1,431,500	$1,227,000	$971,375	$934,054	$818,000

Annual Incentive Compensation

The purpose of our Annual Incentive Plan is to provide eligible executives, including the NEOs, with a financial incentive that encourages them to perform in a manner which will enable Kohl’s to meet or exceed its financial plans each fiscal year. In order for bonuses to be granted at threshold levels or higher under the Annual Incentive Plan, Kohl’s performance for a fiscal year must equal or exceed financial goals established by the Committee at the beginning of the year. The Committee directly ties the amount of such awards to various financial performance levels, providing incentives to our executives to maximize long-term shareholder value. These bonus targets reflect our financial goals and strategic plan for the fiscal year. For example, for 2018, bonus tiers were established based upon Kohl’s achievement of various levels of net income for the year. The threshold tier requires we achieve an acceptable but reasonably attainable level of net income, based on our business plans. The Committee considers the top tier a significant and meaningful challenge to the management team to increase our earnings.

For purposes of determining whether net income targets have been achieved, the Committee may, in the Committee’s reasonable discretion, adjust Kohl’s reported net income to exclude the effects of:

•	discontinued operations;

•	restructurings;

•	acquisitions or divestitures of any division, business segment, subsidiary or affiliate;

•	acquisitions or divestitures of assets that are significant otherwise than in the ordinary course of business;

•	other unusual or non-recurring items;

•	impairment charges; and

•	the cumulative effect of tax or accounting changes as determined in the Committee’s reasonable discretion.

For both 2017 and 2018, the Committee had also determined that if Kohl’s did not achieve the pre-established threshold performance levels in those years, a bonus at the lowest end of the range for annual incentive opportunities would still be payable to NEOs and other Kohl’s managers if Kohl’s sales performance for the year exceeds that of a “peer performance index.” In both years, the group of “peer” retailers used for comparison purposes was the core peer group described above. The index was the blended performance of this core peer group, calculated as a weighted average of each peer group member’s growth in total domestic revenue.

Following the Committee’s certification of the Company’s year-end results, Annual Incentive Plan participants are granted a bonus based on a percentage of their base pay. The earned percentage is based upon Kohl’s financial performance and each participant’s level within the organization.

Committee Decisions and Analysis

Fiscal 2017 Actions

In the first quarter of fiscal 2017, the Committee established the following performance goals and award opportunities for 2017 under the Annual Incentive Plan:

	Peer Performance Index Tier(1)	Threshold Tier	Top Tier
Net Income Goal (in millions)	Below $596	$596	$720
Sales Goal	Total Sales Beat Peer Performance Index	N/A	N/A
Award Opportunity (as a percent of base salary)
Mr. Mansell	40%	65%	250%
Ms. Gass and Ms. Chawla	30%	55%	200%
(1)	Assumes Kohl’s reported total sales performance exceeded that of the peer performance index.

On July 10, 2017, Mr. Besanko became Kohl’s Chief Financial Officer. Pursuant to the terms of his offer of employment, Mr. Besanko was entitled to a non-prorated Annual Incentive Plan payout in 2018, based on Kohl’s 2017 performance. Mr. Besanko’s Annual Incentive Plan payout opportunities were the same as the other NEOs, other than the CEO, at that time.

In conjunction with her September 2017 promotion to Chief Executive Officer-elect, Ms. Gass’ Annual Incentive Plan award opportunities were subsequently increased to a range of 0% to 250% of her base salary. In conjunction with her September 2017 promotion to President-elect, Ms. Chawla’s Annual Incentive Plan award opportunities were subsequently increased to a range of 0% to 225% of her base salary.

On January 31, 2018, the Committee assessed Kohl’s performance against the 2017 Annual Incentive Plan targets set forth above. The Committee certified that Kohl’s 2017 net income would be in excess of the $720 million required for the NEOs to earn a top tier incentive payment. Accordingly, the Committee approved Annual Incentive Plan payouts to the NEOs in the following amounts:

	Annual Incentive Plan Payout as a Percentage of Base Salary	Annual Incentive Plan Payout
Mr. Mansell	250%	$3,562,500
Ms. Gass	250%	$3,500,000
Ms. Chawla	225%	$2,700,000
Mr. Besanko	200%	$1,800,000

In February 2018, the Committee confirmed that Kohl’s 2017 net income was $859 million, or $723 million excluding the impacts of 2018 Federal tax rate changes and associated tax planning initiatives.

Fiscal 2018 Actions

In the first quarter of fiscal 2018, the Committee established the following performance goals and award opportunities for 2018 under the Annual Incentive Plan:

	Peer Performance Index Tier(1)	Threshold Tier	Top Tier
Net Income Goal (in millions)	Below $770	$770	$919
Sales Goal	Total Sales Beat Peer Performance Index	N/A	N/A
Award Opportunity (as a percent of base salary)
Mr. Mansell(2) and Ms. Gass	40%	65%	250%
Ms. Chawla	35%	60%	225%
Mr. Besanko	30%	55%	200%
(1)	Assumes Kohl’s reported total sales performance exceeded that of the peer performance index.
(2)	Mr. Mansell was eligible to participate in Kohl’s 2018 Annual Incentive Plan and was entitled to a pro rata award for the portion of 2018 during which he served as CEO.

In conjunction with his April 9, 2018 promotion to Senior EVP, Chief Marketing Officer, Mr. Revelle’s Annual Incentive Plan award opportunities were increased to a range of 0% to 150% of his base salary.

On May 14, 2018, Mr. Howe became Kohl’s Chief Merchandising Officer. Pursuant to the terms of his offer of employment, Mr. Howe is entitled to a non-prorated Annual Incentive Plan payout in 2019, based on Kohl’s 2018 performance. Mr. Howe’s Annual Incentive Plan payout opportunities are the same as those of Mr. Besanko.

Fiscal 2019 Actions

In February 2019, the Committee assessed Kohl’s performance against the 2018 Annual Incentive Plan targets set forth above. The Committee certified that Kohl’s 2018 net income, excluding the impacts of the non-recurring charges, would be in excess of the $919 million required for the NEOs to earn a top tier incentive payment. Accordingly, the Committee approved Annual Incentive Plan payouts to the NEOs in the following amounts:

	Annual Incentive Plan Payout as a Percentage of Base Salary	Annual Incentive Plan Payout
Mr. Mansell(1)	250%	$995,548
Ms. Gass	250%	$3,500,000
Ms. Chawla	225%	$2,700,000
Mr. Howe	200%	$1,900,000
Mr. Besanko	200%	$1,827,000
Mr. Revelle(2)	150%	$1,128,767
[1]	Mr. Mansell was eligible to participate in Kohl’s 2018 Annual Incentive Plan and was entitled to a pro rata award for the portion of 2018 during which he served as CEO.
[2]	Mr. Revelle was entitled to a pro rata award modified for the portion of 2018 following his promotion.

Long-Term Compensation

The Committee previously granted long-term compensation awards to our NEOs under our 2010 Long-Term Compensation Plan or our 2017 Long-Term Compensation Plan to reward past performance, create an incentive for future performance, and create a retention incentive. Following adoption of the 2017 Long-Term Compensation Plan by our shareholders, we no longer issue equity awards under our 2010 Long-Term-Compensation Plan. Moving forward, we are only issuing new equity awards under our 2017 Long-Term Compensation Plan. The Committee has the flexibility to choose among a number of forms of long-term equity incentive awards available pursuant to the Long-Term Compensation Plans, including stock options, stock appreciation rights, stock awards, performance units, performance shares, and other incentive awards.

Long-term equity incentive awards to our NEOs are typically considered on an annual basis. In 2014, the Committee adopted the Company’s LTIP for its most senior executives. The LTIP is intended to achieve the Committee’s goals of, among other things, improving the efficiency of long-term equity incentive awards and driving our senior leaders to deliver increased sales and profitability. Under the LTIP, annual long-term equity incentive awards are intended typically to be a blend of PSUs which will vest in an amount contingent upon the achievement of multi-year financial performance goals and time-vested restricted stock which will vest over a multi-year period. As described below, PSU awards are also subject to a modifier that can increase or decrease the value actually realized by the recipient based on Kohl’s total shareholder return relative to a group of peer companies over the performance period. In accordance with our “pay for performance” philosophy described above, the blend of awards under the LTIP is intended typically to be weighted more heavily to PSUs.

Other long-term equity incentive awards are granted to our NEOs from time to time, such as in conjunction with their initial hiring; upon their promotions or assumption of additional responsibilities; to recognize exemplary performance; or to encourage retention.

On a quarterly basis, the Committee reviews our share overhang (the grants outstanding, plus remaining equity that may be granted, as a percentage of our total outstanding shares) and our run rate (the number of award shares granted each year as a percentage of our total outstanding shares) to monitor how our pool of shareholder-approved equity award shares is being utilized.

Committee Decisions and Analysis

Awards Granted Based on 2015-2017 Performance

In the first quarter of 2015, the Committee granted long-term equity incentive awards to Mr. Mansell and Ms. Gass pursuant to the LTIP. These awards were comprised of a blend of:

•

60% PSUs, vesting in an amount contingent on the Company’s cumulative net income and cumulative sales, equally weighted, over a three-year performance period from fiscal 2015 through fiscal 2017, with target-level payouts only occurring if we achieve the levels set forth in our 3-Year Financial Plan; and

•	40% time-vested restricted stock that vests in four equal installments on the first through fourth anniversaries of the date of grant.

For the 2015-2017 LTIP grant, the Committee approved the following grant date dollar value of awards for our NEOs (assuming achievement of target performance under the PSUs for the 2015-2017 performance period):

Grant Date Target Dollar Value of LTIP Awards(1)
Mr. Mansell	$6,000,000
Ms. Gass	$1,750,000
(1)	The ultimate value of these awards was dependent upon Kohl’s actual performance for the 2015-2017 performance period and the market value of Kohl’s stock at the time of vesting.

Sixty percent of the aggregate grant date dollar value of the 2015-2017 LTIP grants was in the form of PSUs. The number of units actually earned was dependent upon Kohl’s actual performance over the three year fiscal 2015-2017 performance period. Upon achievement of the predetermined “target” level of performance, the executive officers would receive 100% of the PSUs awarded. At the “threshold” level of performance, 50% of the PSUs would be earned and at the “maximum” level, 200% of the PSUs would be earned. In the event performance did not meet threshold levels, then none of the PSUs would have been earned. The specific performance objectives for the 2015-2017 LTIP were established with target-level payouts only occurring if Kohl’s achieved the sales and net income levels set forth in our 3-Year Financial Plan for 2015-2017 as follows:

	Weighting	Threshold Level	Target Level	Maximum Level
Cumulative 3-Year Sales Goal (in millions)	50%	$57,050	$60,690	$62,510
Percent of PSUs Earned Upon Attainment of Indicated Level(1)		50%	100%	200%
Cumulative 3-Year Net Income Goal (in millions)	50%	$ 2,216	$ 2,770	$ 3,160
Percent of PSUs Earned Upon Attainment of Indicated Level(1)		50%	100%	200%
(1)	Straight-line interpolation applies to performance levels between those shown.

The number of shares that could have been earned upon vesting of the PSUs was also subject to a modifier that could increase or decrease the value actually realized by the recipient based on Kohl’s total shareholder return relative to a group of approximately 25 peer companies over the three-year performance period. These peer companies were used as a comparator group because they were also used for benchmarking compensation as a part of the Korn Ferry custom data. If Kohl’s relative total shareholder return was in the top quartile of the peer group, then the PSUs earned in accordance with the preceding paragraph would have increased by 25%. Conversely, if Kohl’s relative total shareholder return was in the bottom quartile, then the PSUs earned would have been reduced by 25%. There would have been no adjustment if our total shareholder return was in the second or third quartile.

Pursuant to the terms of her offer of employment, on December 15, 2015, Ms. Chawla received PSUs with a grant date value of $1 million. The number of units actually earned was dependent upon Kohl’s actual performance over the three year fiscal 2015-2017 period as described above. The terms of Ms. Chawla’s PSUs were identical to those described above for the other NEOs.

In February 2018, the Committee determined and certified that Kohl’s cumulative sales over the 3-year performance period were $56,980 million and that our cumulative adjusted net income over the 3-year performance period was $2,220 million, exclusive of a one-time benefit to the Company from a re-valuation of certain deferred taxes following enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). Kohl’s TSR in comparison to the previously designated comparison group was at the 63rd percentile and as a result no adjustment was made to the number of PSUs earned. This resulted in Mr. Mansell and Mses. Gass and Chawla earning 25.1% of their respective target 2015-2017 LTIP PSUs as follows:

	Number of PSUs Earned for 2015-2017 Performance Period(1)	Certification Date Value of PSUs Earned For 2015-2017 Performance Period
Mr. Mansell	11,761	$764,465
Ms. Gass	3,431	$223,051
Ms. Chawla	5,782	$375,830
(1)	The number of PSUs earned includes shares credited as dividend equivalents on the final award.

Awards Granted Based on 2016-2018 Performance

In the first quarter of fiscal 2016, the Committee granted long-term equity incentive awards to the NEOs pursuant to the LTIP. The features of these awards were substantially the same as those described above with respect to the 2015-2017 LTIP, but the performance period was fiscal years 2016 through 2018, and the specific sales and earnings targets were based upon our 3-Year Plan for those years as follows:

	Weighting	Threshold Level	Target Level	Maximum Level
Cumulative 3-Year Sales Goal (in millions)	50%	$55,250	$58,780	$60,540
Percent of PSUs Earned Upon Attainment of Indicated Level(1)		50%	100%	200%
Cumulative 3-Year Net Income Goal (in millions)	50%	$1,856	$ 2,320	$ 2,645
Percent of PSUs Earned Upon Attainment of Indicated Level(1)		50%	100%	200%
(1)	Straight-line interpolation applies to performance levels between those shown.

For the 2016-2018 LTIP grant, the Committee approved the following grant date dollar value of awards (assuming achievement of “target” levels of performance under the PSUs for the 2016-2018 performance period):

Grant Date Target Dollar Value of LTIP Awards(1)
Mr. Mansell	$6,000,000
Ms. Gass and Ms. Chawla	$1,750,000
(1)	The ultimate value of these awards was dependent upon Kohl’s actual performance for the 2016-2018 performance period and the market value of Kohl’s stock at the time of vesting.

In February 2019, the Committee determined and certified that Kohl’s cumulative sales over the 3-year performance period were $57,015 million and that our cumulative adjusted net income over the 3-year performance period was $2,366 million, exclusive of certain non-recurring charges. Kohl’s TSR in comparison to the previously designated comparison group was at the 92nd percentile and as a result the number of PSUs scheduled to vest were increased by an additional 25% for the 2016-2018 LTIP. This resulted in Mr. Mansell and Mses. Gass and Chawla earning 118.3% of their respective target 2016-2018 LTIP PSUs as follows:

	Number of PSUs Earned for 2016-2018 Performance Period(1)	Certification Date Value of PSUs Earned For 2016-2018 Performance Period
Mr. Mansell	102,500	$6,813,175
Ms. Gass	29,896	$1,987,188
Ms. Chawla	29,896	$1,987,188
(1)	The number of PSUs earned includes shares credited as dividend equivalents on the final award.

Awards Granted Based on 2017-2019 Performance

In the first quarter of fiscal 2017, the Committee granted long-term equity incentive awards to the NEOs pursuant to the LTIP. Except as described below, the features of these awards were substantially the same as those described above with respect to the 2016-2018 LTIP, but the performance period was fiscal years 2017 through 2019, and the specific sales and earnings targets were based upon our 3-Year Plan for those years.

For the 2017-2019 LTIP grant, the Committee approved the following grant date dollar value of awards (assuming achievement of “target” levels of performance under the PSUs for the 2017-2019 performance period):

Grant Date Target Dollar Value of LTIP Awards(1)
Mr. Mansell	$6,000,000
Ms. Gass and Ms. Chawla	$1,750,000
Mr. Revelle(2)	$1,250,000

(1)	The ultimate value of these awards is dependent upon Kohl’s actual performance for the 2017-2019 performance period and the market value of Kohl’s stock at the time of vesting.
(2)	These awards were granted to Mr. Revelle prior to him becoming a NEO, but are subject to the same terms as applicable to the other NEOs.

In addition to amount-specific sales and earnings targets, the Committee added a “Peer Performance Index” feature to the 2017-2019 LTIP. If Threshold levels of either Sales or Net Income are not achieved, a Threshold (minimum) level Peer Performance Index payout will be made with respect to the Sales and/or Net Income performance objectives if Kohl’s beats the respective Peer Performance Index comparing the Company’s performance to that of a weighted average of the Company’s core peer group. The core peer group and respective weightings are the same as those used to determine payouts below threshold performance under the Annual Incentive Plan for that year.

Pursuant to the terms of his offer of employment, on August 15, 2017, Mr. Besanko received a 2017-2019 LTIP award with a grant date value of $1,750,000, which included:

•	restricted shares with a grant date value of $700,000, vesting in equal annual installments on each of the first four anniversaries of the grant date; and

•

PSUs with a grant date value of $1,050,000. The number of PSUs actually earned is dependent upon Kohl’s actual performance over the three year fiscal 2017-2019 period as described above. The terms of Mr. Besanko’s PSUs are identical to those described above for the other NEOs.

In conjunction with her promotion to Chief Executive Officer-elect, on September 25, 2017, Ms. Gass received an additional 2017-2019 LTIP award with a grant date value of $6,000,000, which included:

•	restricted shares with a grant date value of $2,400,000 vesting in equal annual installments on each of the first four anniversaries of the grant date; and

•

PSUs with a grant date value of $3,600,000. The number of PSUs actually earned is dependent upon Kohl’s actual performance over the three year fiscal 2017-2019 period as described above. The terms of Ms. Gass’ PSUs are identical to those described above for the other NEOs.

Awards Granted Based on 2018-2020 Performance

In the first quarter of fiscal 2018, the Committee granted long-term equity incentive awards to the NEOs pursuant to the LTIP. The features of these awards were substantially the same as those described above with respect to the 2017-2019 LTIP, but the performance period was fiscal years 2018 through 2020, and the specific sales and earnings targets were based upon our 3-Year Plan for those years.

For the 2018-2020 LTIP grant, the Committee approved the following grant date dollar value of awards (assuming achievement of “target” levels of performance under the PSUs for the 2018-2020 performance period):

Grant Date Target Dollar Value of LTIP Awards(1)
Mr. Mansell and Ms. Gass	$7,250,000
Ms. Chawla	$3,000,000
Mr. Howe(2) and Mr. Besanko	$1,750,000
Mr. Revelle	$1,250,000
(1)	The ultimate value of these awards is dependent upon Kohl’s actual performance for the 2018-2020 performance period and the market value of Kohl’s stock at the time of vesting.
(2)

Pursuant to the terms of his offer of employment, on June 15, 2018, Mr. Howe received a 2018-2020 LTIP award with a grant date value of $1,750,000. The terms of Mr. Howe’s LTIP awards are identical to those described above for the other NEOs.

Other Long-Term Equity Awards Granted to the NEOs

In conjunction with his promotion to Senior EVP, Chief Marketing Officer, on May 15, 2018, Mr. Revelle received an award of restricted shares with a grant date value of $3,000,000, vesting in five equal annual installments on the first through fifth anniversaries of the grant date.

Pursuant to the terms of his offer of employment, on June 15, 2018, Mr. Howe received an award of restricted shares with a grant date value of $4,000,000. These shares will vest in three equal installments on the first through third anniversaries of the grant date.

Perquisites

We provide our NEOs with certain perquisites in order to provide a competitive total rewards package that supports retention of key talent. These include automobile expense reimbursement, with no fixed limit for Principals and $18,000 per year for Senior Executive Vice Presidents; personal financial advisory services having an annual value of up to $3,500 for Principals and tax-related advisory services with no fixed limit for Principals and $1,000 for per year for Senior Executive Vice Presidents; a supplemental health care plan, covering up to $50,000 for Principals and $25,000 for Senior Executive Vice Presidents for medical expenses not covered by insurance; and supplemental Company-paid life and disability insurance coverage. Our CEO is permitted to use the Company’s aircraft for personal flights as well as business flights. This benefit increases the safety and efficiency of the CEO’s travel. We believe these perquisites are reasonable based upon the relatively small expense in relation to both executive pay and our total benefit expenditures. Details regarding these benefits are disclosed in the Summary Compensation Table and the accompanying schedule elsewhere in this proxy statement.

Deferred Compensation

We maintain non-qualified deferred compensation plans for approximately 430 eligible executives, including our NEOs. Details regarding the contributions and benefits of these non-qualified plans are disclosed in the Non-Qualified Deferred Compensation table and the accompanying narrative contained elsewhere in this proxy statement.

Stock Ownership Guidelines

The Committee believes that executive stock ownership is important to align the interests of our executives with those of our shareholders. Our executive stock ownership guidelines require our CEO to maintain ownership equal to five times her base salary. The other NEOs and all Senior Executive Vice Presidents are required to maintain Kohl’s stock ownership that is equal to three times their base salary. Executive Vice Presidents are required to maintain stock ownership that is equal to their base salary. Each executive has five years from the time the executive becomes subject to the particular requirement to comply. For the purposes of calculating stock ownership, the Committee will not consider vested or unvested stock options, but will consider shares of Kohl’s common stock owned outright, unvested time-based restricted stock and PSUs. All of the NEOs, as well as each of our Executive Vice Presidents, were in compliance with these guidelines as of the end of fiscal 2018.

From time to time, our principal officers will engage in sales of Kohl’s common stock in accordance with our executive stock ownership guidelines. These sales may be accomplished pursuant to SEC Rule 144 during our scheduled insider trading window periods or pursuant to pre-arranged trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act. Compliance with our executive stock sale guidelines is monitored by the Committee and exceptions are granted by the Committee only in extraordinary circumstances.

All Kohl’s associates, including our executives, and Directors are also prohibited from entering into transactions designed to result in a financial benefit if our stock price declines, or any hedging transaction involving our securities, including but not limited to the use of financial derivatives such as puts and calls, short sales or any similar transactions.

Other Material Tax and Accounting Implications of the Program

Section 162(m) of the Internal Revenue Code previously generally disallowed a tax deduction to public corporations for compensation over $1 million paid to “covered employees,” in any fiscal year. By definition, our “covered employees” previously included our CEO and the three other most highly compensated NEOs employed at the end of the year (other than our Chief Financial Officer). However, Section 162(m) also provided that qualifying performance-based compensation would not be subject to the deduction limit if certain requirements are met.

While the Committee did not have a policy requiring aggregate compensation to meet the requirements for deductibility under Section 162(m), the Committee considered the impact of Section 162(m) in setting and determining executive compensation because it was focused on the net cost of executive compensation to Kohl’s. Kohl’s compensation program was generally designed with the intention that compensation paid in various forms may be eligible to qualify for deductibility under Section 162(m), but in order to maintain flexibility in rewarding individual performance and contributions, the Committee would not limit all the amounts paid under all of our compensation programs to just those that qualify for tax deductibility. Where compensation was awarded in excess of the limits established by Section 162(m), the Committee encouraged, but did not require, deferral of such excess amounts by the officer.

Under the Tax Act, effective for our fiscal 2018, the exception under Section 162(m) for performance-based compensation is no longer available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. In addition, “covered employees” has been expanded to include our Chief Financial Officer, and once one of our NEOs is considered a covered employee, the NEO will remain a covered employee so long as he or she receives any compensation from us.

Employment Agreements

We have entered into employment agreements with each of our NEOs. The terms of these agreements are similar to those of employment agreements of similarly-situated retail industry executives. Our executives’ employment agreements do not include any provisions for tax gross-up payments.

The Committee believes that employment agreements are important to both our executives and to the Company in that the executive benefits from clarity of the terms of his or her employment, as well as protection in certain events of termination, while Kohl’s benefits from nondisclosure and non-competition protection, enhancing our ability to retain the services of our executives. The Committee periodically reviews the terms of the employment agreements and amends them as necessary to remain competitive and to carry out its objectives. Details of the terms of the specific employment agreements are discussed below.

SUMMARY COMPENSATION TABLE

The table below summarizes information concerning compensation for fiscal 2018 of those persons who were at February 2, 2019: (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our three other most highly compensated executive officers, as well as our former Chairman, President and CEO.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compen- sation(8)	Total

Michelle Gass	2018	$1,400,000	—	$7,249,982	(4)	$3,500,000	$190,463	$12,340,445
Chief Executive Officer	2017	1,224,932	—	7,750,028		3,500,000	108,608	12,583,568
	2016	1,113,750	—	1,749,965		334,950	96,964	3,295,629

Sona Chawla	2018	$1,200,000	—	$3,000,052	(4)	$2,700,000	$105,077	$7,005,129
President	2017	1,154,099	—	4,750,021		2,700,000	107,612	8,711,732
	2016	1,113,750	—	1,749,965		334,950	84,103	3,282,768

Bruce Besanko	2018	$911,250	—	$1,750,037	(4)	$1,827,000	$106,401	$4,594,688
Chief Financial Officer	2017	506,250	$250,000	5,749,980		1,800,000	117,671	8,423,901

Doug Howe(5)	2018	$672,917	$250,000	$5,749,963	(4)	$1,900,000	$122,747	$8,695,627
Chief Merchandising Officer

Greg Revelle(6)	2018	$783,421	—	$4,250,023	(4)	$1,128,767	$93,405	$6,255,616
Senior Executive Vice President,
Chief Marketing Officer

Kevin Mansell(7)	2018	$420,573	—	$7,249,982	(4)	$995,548	$238,749	$8,904,852
Former Chairman, President,	2017	1,421,483	—	5,999,994		3,562,500	355,229	11,339,206
Chief Executive Officer	2016	1,400,441	—	6,000,014		561,560	435,643	8,397,658
(1)

The amounts shown represent the aggregate grant date fair value for awards granted in 2018, 2017 and 2016, computed in accordance with FASB ASC Topic 718. See Note 7 to our fiscal 2018 audited financial statements included in our Annual Report on Form 10-K for additional details.

(2)	The amounts shown represent incentive payments awarded under our Annual Incentive Plan based on our performance during the year indicated, but actually paid in the following year.
(3)	We have no defined benefit or actuarial pension plans. All earnings in our nonqualified deferred compensation plan are at market values and are therefore omitted from the table.
(4)

Includes the aggregate grant date fair value of performance share units that could be earned pursuant to the 2018-2020 LTIP grant based on the probable outcome of the performance conditions as of the grant date. Actual payments will be based on our financial performance in fiscal years 2018-2020 and are subject to a modifier based on Kohl’s total shareholder return relative to its peers over the three-year performance period, as described more fully in Compensation Discussion & Analysis. The range of potential payments under the awards is set forth below.

	Amount Reported	Other Possible Amounts
	(Target)	Minimum	Threshold	Maximum

Michelle Gass	$4,349,977	$0	$1,631,241	$10,874,942

Sona Chawla	$1,800,028	$0	$675,010	$4,500,069

Bruce Besanko	$1,050,034	$0	$393,763	$2,625,085

Doug Howe	$1,050,001	$0	$393,750	$2,625,001

Greg Revelle	$749,994	$0	$281,248	$1,874,984

Kevin Mansell	$4,349,977	$0	$1,631,241	$10,874,942
(5)

Mr. Howe joined Kohl’s on May 2, 2018. Pursuant to his initial offer letter, he received $250,000 intended as a signing incentive and to offset any relocation expenses not covered by the relocation policy and other obligations. He also received restricted stock with a grant date value of $4.7 million and performance share units with a grant date value of $1.05 million.

(6)

Mr. Revelle was promoted to Senior Executive Vice President, Chief Marketing Officer on April 11, 2018. Pursuant to his promotion letter, he received restricted stock with a grant date value of $3.0 million.

(7)

Mr. Mansell retired as our Chairman, President, and Chief Executive Officer effective May 16, 2018. Pursuant to the Securities and Exchange Commission’s rules, Mr. Mansell is still considered a named executive officer for purposes of this table because he served as Chief Executive Officer for a portion of 2018.

(8)	A detailed breakdown of “All Other Compensation” is provided in the table below.

Name	Our Contributions to Executive Officer’s Defined Contribution Plan Accounts	Payments made by us for Term Life, Long- Term Disability and Accidental Death and Dismemberment Insurance	Our Reimbursement of Financial Planning and Tax Advice Expenses	Automobile Expense Allowance	Relocation and Travel Expense Reimburse- ment	Supplemental Health Care Coverage(a)	Utilization of Company- Owned Aircraft(b)	Total

Michelle Gass	$13,750	$15,047	$9,500	$20,926	—	$50,000	$81,240	$190,463

Sona Chawla	13,750	17,561	9,465	14,301	—	50,000	—	105,077

Bruce Besanko	13,750	13,422	—	21,111	$8,118	50,000	—	106,401

Doug Howe	—	8,127	—	13,380	51,240	50,000	—	122,747

Greg Revelle	13,750	3,468	1,000	18,000	32,187	25,000	—	93,405

Kevin Mansell	9,162	2,422	—	11,439	—	50,000	165,726	238,749
(a)

Amounts shown are coverage limits for which the executives were eligible. Our actual expense for providing this benefit may have been substantially less than the amounts shown. Coverage limits are presented for purposes of protecting the confidentiality of our executives’ actual medical expenses.

(b)

Amounts shown are the incremental costs of personal use of Kohl’s-owned or chartered aircraft, and are based on either actual charter expense or, with respect to Kohl’s-owned aircraft utilization, the direct cost of use per hour, which includes fuel, maintenance, engine restoration cost reserves, crew travel expenses, landing and parking fees and supplies.

GRANTS OF PLAN-BASED AWARDS IN 2018

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Equity Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Michelle Gass		$560,000	$2,450,000	$3,500,000	—	—	—	—	—
	03/26/2018	—	—	—	22,764	60,703	151,758	—	$4,349,977
	03/26/2018	—	—	—	—	—	—	45,476	2,900,005

Sona Chawla		$420,000	$1,950,000	$2,700,000	—	—	—	—	—
	03/26/2018	—	—	—	9,420	25,119	62,798	—	$1,800,028
	03/26/2018	—	—	—	—	—	—	18,818	1,200,024

Bruce Besanko		$274,050	$1,370,250	$1,827,000	—	—	—	—	—
	03/26/2018	—	—	—	5,495	14,653	36,633	—	$1,050,034
	03/26/2018	—	—	—	—	—	—	10,977	700,003

Doug Howe		$285,000	$1,425,000	$1,900,000	—	—	—	—	—
	06/15/2018	—	—	—	4,671	12,457	31,143	—	$1,050,001	(5)
	06/15/2018	—	—	—	—	—	—	63,513	4,699,962	(5)

Greg Revelle		$192,877	$823,014	$1,128,767	—	—	—	—	—
	03/26/2018	—	—	—	3,925	10,466	26,165	—	$749,994
	03/26/2018	—	—	—	—	—	—	7,841	500,021
	05/15/2018	—	—	—	—	—	—	47,476	3,000,008	(6)

Kevin Mansell(7)		$159,288	$696,884	$995,548	—	—	—	—	—
	03/26/2018	—	—	—	22,764	60,703	151,758	—	$4,349,977
	03/26/2018	—	—	—	—	—	—	45,476	$2,900,005
(1)

Shown are the Threshold, Target and Maximum payouts for which each executive was eligible under our Annual Incentive Plan with respect to fiscal 2018 performance. Amounts actually earned with respect to these awards are included in the Summary Compensation Table as Non-Equity Incentive Plan compensation. Further detail regarding actual 2018 awards can be found in the Compensation Discussion & Analysis.

(2)

Represents range of performance share units that could be earned pursuant to the 2018 — 2020 LTIP grants. The actual number of performance share units earned is dependent upon Kohl’s cumulative sales and net income during the three-year performance period, and range from 0% to 200% of the target amount and is subject to a modifier based on Kohl’s total shareholder return relative to its peers over the three-year performance period. See the Compensation Discussion & Analysis for a more detailed description of the performance measures.

(3)	Awarded under our 2017 Long-Term Compensation Plan.
(4)

Amounts shown represent the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. See Note 7 to our fiscal 2018 audited financial statements included in our Annual Report on Form 10-K for additional details.

(5)

Mr. Howe joined Kohl’s on May 2, 2018. Pursuant to his initial offer letter, he received restricted stock with a grant date value of $4.7 million and performance share units with a grant date value of $1.05 million.

(6)

Mr. Revelle was promoted to Senior Executive Vice President, Chief Marketing Officer on April 11, 2018. In recognition of his increased responsibilities, he received restricted stock with a grant date value of $3.0 million.

(7)

Mr. Mansell retired as our Chairman, President, and Chief Executive Officer effective May 16, 2018. Pursuant to the Securities and Exchange Commission’s rules, Mr. Mansell is still considered a named executive officer for purposes of this table because he served as Chief Executive Officer for a portion of 2018. Mr. Mansell’s Annual Incentive award is illustrated on a pro-rated basis for 2018.

We are currently authorized to issue equity awards under our 2017 Long-Term Compensation Plan. Awards under our 2017 Plan may be in the form of stock options, stock appreciation rights, common stock including restricted stock, common stock units, performance units and performance shares. Our executives do not participate in any other long- or short-term equity incentive plans.

Employment Agreements

We have employment agreements with Ms. Gass and Chawla and Messrs. Besanko, Howe and Revelle. Mr. Mansell’s employment agreement terminated upon his retirement in May. These agreements include the following terms:

•	the term of each agreement, other than Mr. Mansell’s agreement is three years, extended on a daily basis until either party notifies the other that the term shall no longer be so extended;

•

each executive shall receive an annual base salary, which, as of February 2, 2019 was $1,400,000 for Ms. Gass, $1,200,000 for Ms. Chawla, $950,000 for Mr. Howe, $913,500 for Mr. Besanko and $800,000 for Mr. Revelle; and

•

the executives may be entitled to certain payments and other benefits upon termination of their employment or a change of control of Kohl’s, as described below in the section captioned “Potential Payments Upon Termination or Change of Control,” beginning on page 53.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each named executive officer with respect to unvested restricted stock awards and performance share units that had not been earned or vested at February 2, 2019. There were no outstanding options to purchase our common stock at February 2, 2019.

	Stock Awards(1)				Equity Incentive Plan Awards(3)
	Number of Shares of Stock That Have Not Vested	Vesting Schedule		Market Value of Shares of Stock That Have Not Vested(2)	Number of Units of Stock That Have Not Vested	Vesting Schedule		Market Value of Units of Stock That Have Not Vested(2)
		Annual Award Vesting	Future Vesting Date(s)			Scheduled Vesting Date	Perfor- mance Period

Michelle Gass	2,675	25%	March 30, 2019	$178,396	29,896	March 5, 2019	2016-2018	$1,993,764	(A)
	8,445	25%	March 28, 2019, 2020	$563,197	247,326	March 2020	2017-2019	$16,494,171	(M)
	15,032	25%	March 27, 2019, 2020, 2021	$1,002,484	155,675	March 2021	2018-2020	$10,381,966	(M)
	40,754	25%	September 25, 2019, 2020, 2021	$2,717,884
	46,650	25%	March 26, 2019, 2020, 2021, 2022	$3,111,089

Sona Chawla	49,388	25%	December 15, 2019	$3,293,686	29,896	March 5, 2019	2016-2018	$1,993,764	(A)
	8,445	25%	March 28, 2019, 2020	$563,197	70,433	March 2020	2017-2019	$4,697,177	(M)
	15,032	25%	March 27, 2019, 2020, 2021	$1,002,484	64,419	March 2021	2018-2020	$4,296,103	(M)
	33,962	50%	September 25, 2019	$2,264,926
	19,304	25%	March 26, 2019, 2020, 2021, 2022	$1,287,384

Bruce Besanko	66,658		August 15, 2019, 2020(5)	$4,445,422	62,710	March 2020	2017-2019	$4,182,130	(M)
	14,582	25%	August 15, 2019, 2020, 2021	$972,474	37,579	March 2021	2018-2020	$2,506,144	(M)
	11,261	25%	March 26, 2019, 2020, 2021, 2022	$750,996

Doug Howe	54,995	33%	June 15, 2019, 2020, 2021	$3,667,617	31,685	March 2021	2018-2020	$2,113,073	(M)
	9,624	25%	June 15, 2019, 2020, 2021, 2022	$641,825

Greg Revelle	10,737	25%	March 27, 2019, 2020, 2021	$716,051	50,310	March 2020	2017-2019	$3,355,174	(M)
	51,538		March 27, 2019, 2020(5)	$3,437,069	26,841	March 2021	2018-2020	$1,790,026	(M)
	8,044	25%	March 26, 2019, 2020, 2021, 2022	$536,454
	48,702	20%	May 15, 2019, 2020, 2021, 2022, 2023	$3,247,936

Kevin Mansell(4)					102,500	March 5, 2019	2016-2018	$6,835,725	(A)
					241,480	March 2020	2017-2019	$16,104,301	(M)
					155,675	March 2021	2018-2020	$10,381,966	(M)
(1)	Includes accrued but unvested dividend equivalent shares.
(2)	Based upon the $66.69 price of our common stock on February 2, 2019.
(3)

The units reported in this column represent potentially issuable shares pursuant to performance share units granted under the company’s LTIP. The performance share units are scheduled to vest on the annual dates listed. The number of shares that will actually become issuable is contingent upon Kohl’s cumulative sales and net income performance in relation to pre-established performance hurdles during the respective performance period. The number of units reported in this column assumes Kohl’s achieves cumulative net income and sales levels required for a payout at the noted level.

(4)

Mr. Mansell retired as our Chairman, President, and Chief Executive Officer effective May 16, 2018. Pursuant to the Securities and Exchange Commission’s rules, Mr. Mansell is still considered a named executive officer for purposes of this table because he served as Chief Executive Officer for a portion of 2018.

(5)	Award vests 40% in 2019 and 20% in 2020.
(A)	Reflects payout at “Actual”
(M)	Reflects payout at “Maximum”

OPTION EXERCISES AND STOCK VESTED IN 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Michelle Gass	—	—	28,498	$1,972,179

Sona Chawla	—	—	97,838	6,488,902

Bruce Besanko	—	—	48,454	3,824,476

Doug Howe	—	—	—	—

Greg Revelle	—	—	36,981	2,357,936

Kevin Mansell(1)	525,079	$7,540,040	184,439	11,713,582	(2)
(1)

Mr. Mansell retired as our Chairman, President, and Chief Executive Officer effective May 16, 2018. Pursuant to the Securities and Exchange Commission’s rules, Mr. Mansell is still considered and a named executive officer for purposes of this table because he served as Chief Executive Officer for a portion of 2018.

(2)	Includes 132,881 shares with a value realized on vesting of $8,396,749 which vested on May 16, 2018 per the terms of Mr. Mansell’s Employment Agreement dated September 26, 2017.

PENSION BENEFITS

We do not maintain any pension benefit plans for our officers or Directors that would otherwise be disclosable in these proxy materials.

NONQUALIFIED DEFERRED COMPENSATION

We have no retirement plans for our executive officers other than defined contribution plans and a retiree health plan for certain former principal officers. Approximately 430 of our executives are eligible for participation in the Kohl’s Deferred Compensation Plans, which are unfunded, unsecured plans. The Deferred Compensation Plans allow our executives to defer all or a portion of their base salary and bonuses. Elections to participate in these plans are made by our executives on an annual basis, prior to the beginning of the year in which the compensation is earned.

We do not make any company contributions to the Deferred Compensation Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, plus earnings (or minus losses). We deposit the deferred amounts into a trust for the benefit of plan participants. In accordance with tax requirements, the assets of the trust are subject to claims of our creditors. Account balances are deemed invested in accordance with investment elections designated by the executive from time to time but no more frequently than monthly. There are several investment options available to plan participants, including money market/fixed income funds, domestic and international equity funds, blended funds and pre-allocated lifestyle fund investments.

Deferred account balances are distributed to the plan participants in accordance with elections made by the executive at the time the deferral is made. These distributions may be scheduled for future years while the executive remains our employee or following the participant’s termination of employment, either in a lump sum or in installments. A separate distribution election is made by plan participants with respect to account balance distributions in the event of a change of control of Kohl’s.

The following table shows the executive contributions, earnings and account balances for the persons named in the Summary Compensation Table.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)

Michelle Gass	—	—	—	—	—

Sona Chawla	—	—	—	—	—

Bruce Besanko	$74,876	—	$(1,733)	—	$92,273

Doug Howe	—	—	—	—	—

Greg Revelle	$528,194	—	$29,880	—	$957,907

Kevin Mansell	—	—	$(381,201)	$(3,910,724)	—
(1)	Executive contributions are included as compensation in the Summary Compensation Table in the year contributed. Earnings on account balances are not included in the Summary Compensation Table.
(2)

Included in the Aggregate Balance are executive contributions which were previously reported in the Summary Compensation Table in either 2018 or prior totaling $92,876 for Mr. Besanko and $528,194 for Mr. Revelle. Also included in the Aggregate Balance are executive contributions prior to the executive becoming an NEO and aggregate earnings on the contributions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Upon termination of their employment or a change of control of Kohl’s, our NEOs will be entitled (and in the case of Mr. Mansell, was entitled) to various payments and other benefits pursuant to their respective Employment Agreements, our 2010 Long-Term Compensation Plan, our 2017 Long-Term Compensation Plan, our Annual Incentive Plan, and our associate merchandise discount program. These payments and benefits are described below.

Ms. Gass

Employment Agreement

Ms. Gass is party to an amended and restated employment agreement which provides the following payments and other benefits upon her termination of employment or upon a change of control of Kohl’s:

•	If her employment is terminated by us for cause, due to our non-renewal of her employment agreement, or if she voluntarily resigns, she will not receive any severance payments;

•	If her employment is terminated either upon death or disability:

•

she or her estate is entitled to receive a pro rata bonus for the current fiscal year, determined on the basis of the average award made to her over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•

she or her estate is entitled to receive severance in the amount of one half of her then annual base salary, payable over one year in the event of her death, and over six months in the event of her disability; and

•

she and her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided she (or her eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits.

•

If she terminates employment as a result of a material reduction in her job status or scope of responsibilities (i.e., for “good reason”), or if we terminate her employment involuntarily without cause during the term of the employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), she will be entitled to:

•

a pro rata bonus for the current fiscal year, determined on the basis of the actual performance of Kohl’s at the end of that year, payable at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to her aggregate base salary for the remaining term of her agreement, but not more than 2.9 years; plus

•	an amount equal to the average of the bonus awards made to her under our annual incentive compensation plan over the prior three fiscal years;

•

she and her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided she (or the eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	outplacement services of up to $20,000.

•

If, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the agreement) Ms. Gass’ employment is terminated by us without cause during the term of the agreement or by her for “good reason,” she will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made to her over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to her aggregate base salary for the remaining term of her agreement, but not more than 2.9 years; plus

•

an amount equal to the average of the bonus awards made to her under our annual incentive compensation plan over the prior three fiscal years, multiplied by the number of years remaining in the term of her agreement, but not more than 2.9 years;

•

she and her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided she (or her eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	outplacement services of up to $20,000.

•	Ms. Gass’ employment agreement does not provide a tax gross up.

•	Following her termination, she will be prohibited from competing with us for a period of one year.

•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreement are not payable until the six-month anniversary of the date of termination.

•	In all cases, our obligation to pay severance is contingent upon her execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

For time-vested restricted stock awarded to Ms. Gass under the terms of our 2010 Long-Term Compensation Plan and 2017 Long-Term Compensation Plan, upon a “change of control,” the vesting of such awards is accelerated only if she terminates employment, within six months prior to or twelve months following a “change of control,” as a result of her termination for “good reason” or if her employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Under the same Plan, upon a “change of control,” all performance share unit awards shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied at the target level. Again, this is true if the performance share unit awards are assumed by the acquiring or surviving company. If Ms. Gass terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance share unit awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest.

In addition, for any time-vested restricted stock awarded to Ms. Gass, if she terminates employment for “good reason” or if we terminate her employment without cause during the term of her employment agreement, the restricted stock that would have vested during the three-year period following termination of her employment will vest.

Pursuant to the terms of our performance share unit award agreements, upon termination of Ms. Gass’ employment due to a disability, she will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, upon a termination of her employment by reason of retirement (which retirement would need to be approved as a retirement by the Committee in its discretion at the time of such retirement), she would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months she was employed during the performance period. If her employment is terminated upon her death, such performance share units shall vest at the target amount. Upon her death while employed by us or her termination due to disability, all of her outstanding restricted stock would immediately vest.

Non-Contractual Benefit Upon Retirement

In addition to Ms. Gass’ contractual benefits, upon her retirement, she will be entitled to participate for her lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Ms. Gass

The following table shows the potential payments to Ms. Gass upon termination of her employment. Also shown is the value of Ms. Gass’ performance share units and restricted stock that would vest upon certain terminations of Ms. Gass’ employment following a “change of control” of Kohl’s. The amounts shown in the table assume a February 2, 2019 employment termination date and do not reflect salary accrued as of that date. Also assumed is a February 2, 2019 effective date of a “change of control” and a $66.69 “change of control price” of our common stock, which was the February 1, 2019 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2017 Long-Term Compensation Plan. The amounts shown in the following table also assume that in a “change of control,” the acquiring or surviving company would have assumed the equity awards made under the 2010 Long-Term Compensation Plan and 2017 Long-Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death

Severance Payment — Salary Continuation	—	—	$ 4,060,000	$ 4,060,000	$ 700,000	$ 700,000

Severance Payment — Bonus Payments	—	—	$ 1,388,317	$ 4,026,118	—	—

Pro Rated Bonus(1)	—	—	$ 3,500,000	$ 1,388,317	$ 1,388,317	$ 1,388,317

Outplacement	—	—	$ 20,000	$ 20,000	—	—

Value of Accelerated Restricted Stock(2)	—	—	$ 6,795,165	$ 7,572,934	$ 7,572,934	$ 7,572,934

Value of Accelerated Performance Share Units(3)	—	—	—	$12,435,732	$28,869,859	$12,435,732

TOTAL	—	—	$15,763,482	$29,503,101	$38,531,110	$22,096,983
(1)

The entire hypothetical bonus for Fiscal 2018 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units is illustrated at target for (i) death or (ii) termination by executive for good reason or involuntary termination by Kohl’s without cause (following a change of control). In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column is based on the number of shares earned based on actual performance for the 2016 award and maximum performance for the 2017 and 2018 awards. The value of performance share units that would be earned includes dividend equivalents that would have been earned on the underlying grant.

Ms. Chawla

Employment Agreement

Ms. Chawla is party to an amended and restated employment agreement which provides the following payments and other benefits upon her termination of employment or upon a change of control of Kohl’s:

•

If her employment is terminated by us for cause, due to our non-renewal of her employment agreement, or if she voluntarily resigns prior to October 1, 2019, she will not receive any severance payments;

•	If her employment is terminated either upon death or disability:

•

she or her estate is entitled to receive a pro rata bonus for the current fiscal year, determined on the basis of the average award made to her over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•

she or her estate is entitled to receive severance in the amount of one half of her then annual base salary, payable over one year in the event of her death, and over six months in the event of her disability; and

•

she and her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided she (or her eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits.

•

If she terminates employment as a result of a material reduction in her job status or scope of responsibilities (i.e., for “good reason”), or if we terminate her employment involuntarily without cause during the term of the employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), she will be entitled to:

•

a pro rata bonus for the current fiscal year, determined on the basis of the actual performance of Kohl’s at the end of that year, payable at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to her aggregate base salary for the remaining term of her agreement, but not more than 2.9 years; plus

•	an amount equal to the average of the bonus awards made to her under our annual incentive compensation plan over the prior three fiscal years;

•

she and her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided she (or her eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	outplacement services of up to $20,000.

•

If, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the agreement) Ms. Chawla’s employment is terminated by us without cause during the term of the agreement or by her for “good reason,” she will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made to her over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to her aggregate base salary for the remaining term of her agreement, but not more than 2.9 years; plus

•

an amount equal to the average of the bonus awards made to her under our annual incentive compensation plan over the prior three fiscal years, multiplied by the number of years remaining in the term of her agreement, but not more than 2.9 years;

•

she and her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided she (or her eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	outplacement services of up to $20,000.

•	If Ms. Chawla voluntarily resigns after October 1, 2019, she will be entitled to the following severance benefits:

•	a payment equal to the amount of her base salary for one year;

•

if her termination is effective in the third or fourth quarter, a full bonus for the fiscal year of termination, determined on the basis of the actual performance of Kohl’s at the end of that fiscal year, payable at the same time as other executives receive their bonus for that fiscal year;

•

she and her spouse and eligible dependents shall be provided termination health care coverage under our health insurance plan and supplemental executive medical plan, provided she (or her eligible dependents in the event of death) reimburses us for all premiums paid for such health insurance benefits;

•	accelerated vesting of all unvested restricted shares that would have vested during the one-year period following Ms. Chawla’s termination; and

•	her termination would be treated as a “retirement” entitling her to vest in performance share units as described below.

•	Her employment agreement does not provide a tax gross up.

•	Following her termination, she will be prohibited from competing with us for a period of one year.

•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreement are not payable until the six-month anniversary of the date of termination.

•	In all cases, our obligation to pay severance is contingent upon her execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

For time-vested restricted stock awarded to Ms. Chawla, under the terms of our 2010 Long-Term Compensation Plan and 2017 Long-Term Compensation Plan, upon a “change of control,” the vesting of such awards is accelerated only if the executive terminates employment, within six months prior to or twelve months following a “change of control,” as a result of her termination for “good reason” or if her employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Under the same Plan, upon a “change of control,” all performance share unit awards shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied at the target level. Again, this is true if the performance share unit awards are assumed by the acquiring or surviving company. If Ms. Chawla terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance share unit awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest.

In addition, for any time-vested restricted stock awarded to Ms. Chawla, if she terminates employment for “good reason” or if we terminate her employment without cause during the term of her employment agreement, the restricted stock that would have vested during the three-year period following termination of her employment will vest.

Pursuant to the terms of our performance share unit award agreements, upon termination of Ms. Chawla’s employment due to a disability, she will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, upon a termination of her employment by reason of retirement (which would include a voluntary termination by Ms. Chawla after October 1, 2019, but otherwise would need to be approved as a retirement by the Committee in its discretion at the time of such retirement), Ms. Chawla would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months she was employed during the performance period. If her employment is terminated upon her death, such performance share units shall vest at the target amount. Upon her death while employed by us or her termination due to disability, all outstanding restricted stock would immediately vest.

Non-Contractual Benefit Upon Retirement

In addition to Ms. Chawla’s contractual benefits, upon her retirement, she will be entitled to participate for her lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Ms. Chawla

The following table shows the potential payments to Ms. Chawla upon termination of her employment. Other parameters of the potential benefit summary are identical to those described above for Ms. Gass.

	Voluntary Termination by Executive(4)	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death

Severance Payment — Salary Continuation	—	—	$ 3,480,000	$ 3,480,000	$ 600,000	$ 600,000

Severance Payment — Bonus Payments	—	—	$ 1,029,987	$ 2,986,962	—	—

Pro Rated Bonus(1)	—	—	$ 2,700,000	$ 1,029,987	$ 1,029,987	$ 1,029,987

Outplacement	—	—	$20,000	$ 20,000	—	—

Value of Accelerated Restricted Stock(2)	—	—	$ 8,089,745	$ 8,411,586	$ 8,411,586	$ 8,411,586

Value of Accelerated Performance Share Units(3)	—	—	—	$ 5,282,584	$10,986,989	$ 5,282,584

TOTAL	—	—	$15,319,732	$21,211,119	$21,028,562	$15,324,157
(1)

The entire hypothetical bonus for Fiscal 2018 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units is illustrated at target for (i) death or (ii) termination by executive for good reason or involuntary termination by Kohl’s without cause (following a change of control). In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column is based on the number of shares earned based on actual performance for the 2016 award and maximum performance for the 2017 and 2018 awards. The value of performance share units that would be earned includes dividend equivalents that would have been earned on the underlying grant.

(4)

As described above, there are certain benefits payable to Ms. Chawla upon a voluntary termination of her employment on or after October 1, 2019. As this table assumes a termination date of February 2, 2019, no benefits have been quantified here.

Messrs. Howe and Besanko

Employment Agreement

Messrs. Howe and Besanko are party to employment agreements which provide the following payments and other benefits upon the executive’s termination of employment or upon a change of control of Kohl’s:

•

If the executive’s employment is terminated by us for cause, due to our non-renewal of an employment agreement, or if the executive voluntarily resigns, the executive will not receive any severance payments;

•	If the executive’s employment is terminated either upon death or disability:

•

the executive or executive’s estate is entitled to receive a pro rata bonus for the current fiscal year, determined on the basis of the average award made to the executive over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•

the executive or executive’s estate is entitled to receive severance in the amount of one half of the executive’s then annual base salary, payable over one year in the event of the executive’s death, and over six months in the event of the executive’s disability; and

•

the executive and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided that the executive (or his eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits.

•

If the executive terminates employment as a result of a material reduction in his job status or scope of responsibilities (i.e., for “good reason”), or if we terminate the executive’s employment involuntarily without cause during the term of the employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), the executive will be entitled to:

•

a pro rata bonus for the current fiscal year, determined on the basis of the actual performance of Kohl’s at the end of that year, payable at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to the executive’s aggregate base salary for the remaining term of his agreement, but not more than 2.9 years; plus

•	an amount equal to the average of the bonus awards made to the executive under our annual incentive compensation plan over the prior three fiscal years;

•

the executive and the executive’s spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided the executive (or the executive’s eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	outplacement services of up to $20,000.

•

If, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the agreement) the executive’s employment is terminated by us without cause during the term of the agreement or by the executive for “good reason”, the executive will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made to the executive over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to the executive’s aggregate base salary for the remaining term of his agreement, but not more than 2.9 years; plus

•

an amount equal to the average of the bonus awards made to the executive under our annual incentive compensation plan over the prior three fiscal years, multiplied by the number of years remaining in the term of the executive’s agreement, but not more than 2.9 years;

•	the executive and the executive’s spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan,

provided the executive (or the executive’s eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	outplacement services of up to $20,000.

•	Neither of the executives’ employment agreements provide a tax gross up.

•	Following the executive’s termination, the executive will be prohibited from competing with us for a period of one year.

•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreement are not payable until the six-month anniversary of the date of termination.

•	In all cases, our obligation to pay severance is contingent upon the executive’s execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

For restricted stock awarded to Messrs. Howe and Besanko, under the terms of our 2010 Long-Term Compensation Plan or 2017 Long-Term Compensation Plan, as applicable, upon a “change of control,” the vesting of such awards is accelerated only if the executive terminates employment within six months prior to or twelve months following a “change of control” as a result of the executive’s termination for “good reason” or if the executive’s employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Under each Plan, as applicable, upon a “change of control,” all performance share unit awards shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied at the target level. Again, this is true if the performance share unit awards are assumed by the acquiring or surviving company. If the executive terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance share unit awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest.

In addition, for any restricted stock awarded to Messrs. Howe and Besanko, if the executive terminates employment for “good reason” or if we terminate the executive’s employment without cause during the term of the executive’s employment agreement, the restricted stock that would have vested during the three-year period following termination of the executive’s employment will vest.

Pursuant to the terms of our performance share unit award agreements awarded to Messrs. Howe and Besanko, upon termination of the executive’s employment due to a disability, the executive will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, upon a termination of the executive’s employment by reason of retirement (which retirement would need to be approved as a retirement by the Committee in its discretion at the time of such retirement), the executive would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months the executive was employed during the performance period. If the executive’s employment is terminated upon the executive’s death, such performance share units shall vest at the target amount. Upon the executive’s death while employed by us or the executive’s termination due to disability, all outstanding restricted stock would immediately vest.

Non-Contractual Benefit Upon Retirement

In addition to Messrs. Howe’s and Besanko’s contractual benefits, upon the executive’s retirement, the executive will be entitled to participate for his lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Howe

The following table shows the potential payments to Mr. Howe upon termination of his employment. Other parameters of the potential benefit summary are identical to those described above for Ms. Gass.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death

Severance Payment — Salary Continuation	—	—	$2,755,000	$2,755,000	$ 475,000	$ 475,000

Severance Payment — Bonus Payments	—	—	—	—	—	—

Pro Rated Bonus(1)	—	—	$1,900,000	—	—	—

Outplacement	—	—	$ 20,000	$ 20,000	—	—

Value of Accelerated Restricted Stock(2)	—	—	$4,148,922	$4,309,370	$4,309,370	$4,309,370

Value of Accelerated Performance Share Units(3)	—	—	—	$ 845,210	$2,113,024	$ 845,210

TOTAL	—	—	$8,823,922	$7,929,580	$6,897,394	$5,629,580
(1)

The entire hypothetical bonus for Fiscal 2018 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units is illustrated at target for (i) death or (ii) termination by executive for good reason or involuntary termination by Kohl’s without cause (following a change of control). In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column is based on the number of shares earned based on maximum performance for the 2018 award. The value of performance share units that would be earned includes dividend equivalents that would have been earned on the underlying grant.

Potential Benefit Summary — Mr. Besanko

The following table shows the potential payments to Mr. Besanko upon termination of his employment. Other parameters of the potential benefit summary are identical to those described above for Ms. Gass.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death

Severance Payment — Salary Continuation	—	—	$ 2,649,150	$ 2,649,150	$ 456,750	$ 456,750

Severance Payment — Bonus Payments	—	—	$ 600,000	$ 1,740,000	—	—

Pro Rated Bonus(1)	—	—	$ 1,827,000	$ 600,000	$ 600,000	$ 600,000

Outplacement	—	—	$20,000	$ 20,000	—	—

Value of Accelerated Restricted Stock(2)	—	—	$ 5,981,034	$ 6,168,772	$ 6,168,772	$6,168,772

Value of Accelerated Performance Share Units(3)	—	—	—	$ 2,675,267	$ 6,688,168	$2,675,267

TOTAL	—	—	$11,077,184	$13,853,189	$13,913,690	$9,900,789
(1)

The entire hypothetical bonus for Fiscal 2018 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units is illustrated at target for (i) death or (ii) termination by executive for good reason or involuntary termination by Kohl’s without cause (following a change of control). In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column is based on the number of shares earned based on maximum performance for the 2017 and 2018 awards. The value of performance share units that would be earned includes dividend equivalents that would have been earned on the underlying grant.

Mr. Revelle

Employment Agreement

Mr. Revelle is party to an employment agreement which provides the following payments and other benefits upon his termination of employment or upon a change of control of Kohl’s:

•	If his employment is terminated by us for cause, due to our non-renewal of an employment agreement, or if he voluntarily resigns, Mr. Revelle will not receive any severance payments;

•	If his employment is terminated either upon death or disability:

•

he or his estate is entitled to receive a pro rata bonus for the current fiscal year, determined on the basis of the average award made to the executive over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year; and

•

he or his estate is entitled to receive severance in the amount of one half of the executive’s then annual base salary, payable over one year in the event of the executive’s death, and over six months in the event of the executive’s disability.

•

If he terminates employment as a result of a material reduction in his job status or scope of responsibilities (i.e., for “good reason”), or if we terminate his employment involuntarily without cause during the term of the employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), he will be entitled to:

•

a pro rata bonus for the current fiscal year, determined on the basis of the actual performance of Kohl’s at the end of that year, payable at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to the executive’s aggregate base salary for the remaining term of his agreement, but not more than 2.9 years; plus

•	an amount equal to the average of the bonus awards made to the executive under our annual incentive compensation plan over the prior three fiscal years;

•

he and his spouse and eligible dependents shall also be provided up to two years of post-retirement health care coverage under our health insurance plan if they were participating in the plan at the time of the termination, and Kohl’s shall pay for such period that portion of the executive’s monthly COBRA payment which is equal to our normal monthly cost of coverage for full-time employees under our group health insurance plans; and

•	outplacement services of up to $20,000.

•

If, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the agreement) Mr. Revelle’s employment is terminated by us without cause during the term of the agreement or by the executive for “good reason”, the executive will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made to the executive over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to the executive’s aggregate base salary for the remaining term of his agreement, but not more than 2.9 years; plus

•

an amount equal to the average of the bonus awards made to the executive under our annual incentive compensation plan over the prior three fiscal years, multiplied by the number of years remaining in the term of the executive’s agreement, but not more than 2.9 years;

•

he and his spouse and eligible dependents shall also be provided up to one year of post-retirement health care coverage under our health insurance plan if they were participating in the plan at the time of the termination, and Kohl’s shall pay for such period that portion of the executive’s monthly COBRA payment which is equal to our normal monthly cost of coverage for full-time employees under our group health insurance plans; and

•	outplacement services of up to $20,000.

•	His employment agreement does not provide a tax gross up.

•	Following his termination, he will be prohibited from competing with us for a period of one year.

•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreement are not payable until the six-month anniversary of the date of termination.

•	In all cases, our obligation to pay severance is contingent upon his execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

For restricted stock awarded to Mr. Revelle under the terms of our 2010 Long-Term Compensation Plan or 2017 Long-Term Compensation Plan, as applicable, upon a “change of control,” the vesting of such awards is accelerated only if he terminates employment within six months prior to or twelve months following a “change of control” as a result of his termination for “good reason” or if his employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Under each Plan, as applicable, upon a “change of control,” all performance share unit awards shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied at the target level. Again, this is true if the performance share unit awards are assumed by the acquiring or surviving company. If he terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance share unit awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest.

In addition, for restricted stock awarded to Mr. Revelle prior to his promotion to Senior Executive Vice President in April 2018, if he terminates employment for “good reason” or if we terminate his employment without cause during the term of his employment agreement, the restricted stock that would have vested during the eighteen-month period following termination of his employment will vest. For restricted stock awarded to Mr. Revelle in May 2018, if he terminates employment for “good reason” or if we terminate the executive’s employment without cause during the term of the executive’s employment agreement, the restricted stock that would have vested during the three-year period following termination of his employment will vest.

Pursuant to the terms of our performance share unit award agreements awarded to Mr. Revelle, upon termination of his employment due to a disability, he will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, upon a termination his employment by reason of retirement (which retirement would need to be approved as a retirement by the Committee in its discretion at the time of such retirement), he would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months he was employed during the performance period. If his employment is terminated upon his death, such performance share units shall vest at the target amount. Upon his death while employed by us or his termination due to disability, all outstanding restricted stock would immediately vest.

Non-Contractual Benefit Upon Retirement

In addition to Mr. Revelle’s contractual benefits, upon his retirement, he will be entitled to participate for his lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Revelle

The following table shows the potential payments to Mr. Revelle upon termination of his employment. Other parameters of the potential benefit summary are identical to those described above for Ms. Gass.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death

Severance Payment — Salary Continuation	—	—	$2,320,000	$ 2,320,000	$ 400,000	$ 400,000

Severance Payment — Bonus Payments	—	—	$ 236,667	$ 686,333	—	—

Pro Rated Bonus(1)	—	—	$1,128,767	$ 236,667	$ 236,667	$ 236,667

Outplacement	—	—	$ 20,000	$ 20,000	—	—

Value of Accelerated Restricted Stock(2)	—	—	$6,133,693	$ 7,937,350	$ 7,937,350	$ 7,937,350

Value of Accelerated Performance Share Units(3)	—	—	—	$ 2,058,050	$ 5,145,125	$ 2,058,050

TOTAL	—	—	$9,839,127	$13,258,400	$13,719,142	$10,632,067
(1)

The entire hypothetical bonus for Fiscal 2018 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units is illustrated at target for (i) death or (ii) termination by executive for good reason or involuntary termination by Kohl’s without cause (following a change of control). In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column is based on the number of shares earned based on maximum performance for the 2017 and 2018 awards. The value of performance share units that would be earned includes dividend equivalents that would have been earned on the underlying grant.

Mr. Mansell

Employment Agreement

We were party to an amended and restated employment agreement with Mr. Mansell that provided for certain payments and other benefits upon his retirement as CEO in order to assure a smooth and orderly transition to his successor. As previously announced, Mr. Mansell retired as CEO effective on May 16, 2018, following Kohl’s 2018 Annual Meeting of Shareholders. The payments and other benefits that became payable to Mr. Mansell under his agreement upon his retirement were as follows:

•	a pro rata bonus for the current fiscal year;

•	accelerated vesting of all of his unvested restricted stock awards;

•	continued vesting of all of his outstanding performance share unit awards; and

•

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits.

Under his agreement, Mr. Mansell is prohibited from competing with us for a period of two years following his retirement on May 16, 2018. Our obligation to pay the benefits described above was contingent upon Mr. Mansell’s execution of a general release of claims against us, which he executed.

Non-Contractual Benefit Upon Retirement

In addition to his contractual benefits, upon his retirement, Mr. Mansell became entitled to participate for his lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Retirement Benefit Summary — Mr. Mansell

Upon Mr. Mansell’s retirement from his position as Kohl’s Chairman, President and Chief Executive Officer on May 16, 2018, he received the payments and benefits under his employment agreement as disclosed above. He received a prorated bonus based on the number of days in Fiscal 2018 through May 16, 2018, which was equal to $995,548. In addition, his unvested restricted stock vested upon his retirement. Using a $63.19 price of our common stock, which was the closing price of our common stock on the New York Stock Exchange for the day prior to Mr. Mansell’s retirement, the value of his unvested restricted stock (including any dividend equivalents as of such retirement date) that vested was equal to $8,396,749. Further, Mr. Mansell continues to vest in his performance share units that were outstanding as of his retirement. The maximum value of outstanding performance share units held by Mr. Mansell upon his retirement that will continue to vest is estimated to equal $32,655,444. This estimate is based on the number of shares (including dividend equivalents) earned based on actual performance for the 2016 award and assumes maximum performance for the 2017 and 2018 awards. The estimate uses a stock price of $66.69, which was the February 1, 2019 closing price of our common stock on the New York Stock Exchange, and includes dividend equivalents outstanding as of his retirement date for the 2017 and 2018 awards. The actual number of shares earned as a result of the continued vesting of his performance share units may be materially lower based on the Company’s future performance and the number of shares earned under the 2017 and 2018 awards. The actual value may also fluctuate based on the Company’s stock price.

CEO Pay Ratio

In accordance with SEC rules, Kohl’s is using the same median employee used in the 2018 proxy statement for purposes of pay ratio disclosure. That employee is a part-time store associate. When we calculated our median employee, we used a measurement date of February 2, 2019 and found our median employee by reviewing the Form W-2 wages of all full-time, part-time, seasonal and temporary employees as of that date. There have been no changes to the employee population or employee compensation arrangements since that time that Kohl’s believes would significantly impact the pay ratio disclosure. In addition, we had two CEOs in 2018, and Ms. Gass’ compensation was substantially similar to that of Mr. Mansell for the portion of 2018 during which he served as CEO. Accordingly, after applying summary compensation table rules, the total compensation for that median employee in 2018 was $11,069.63. Kohl’s CEO total compensation for 2018, as disclosed in the summary compensation table, was $12,340,445, which results in a ratio of 1,115:1. The information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports with the Commission disclosing their ownership, and changes in their ownership, of our stock. Copies of these reports must also be furnished to us. Based solely upon our review of these copies, we believe that during fiscal 2018, all of such reports were filed on a timely basis by reporting persons.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, management and our independent registered public accounting firm each have different roles and responsibilities with respect to our financial statements and internal control over financial reporting. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and is directly responsible for the compensation, appointment, retention and oversight of our independent registered public accounting firm. As part of this process, the Audit Committee is directly involved in the selection of the independent registered public accounting firm’s lead engagement partner and periodically considers whether a rotation of the independent registered public accounting firm is recommended. The Audit Committee has determined that a policy requiring periodic rotation of our independent registered public accounting firm would not be in shareholders’ best interests at this time. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for objectively reviewing, evaluating and testing our system of internal controls, and reports to the Audit Committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for performing an independent audit of our financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with accounting principles generally accepted in the United States. In addition, Ernst & Young is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. Under its written charter, the Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to our independent registered public accounting firm as well as any of our employees, and has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee reviewed and discussed our audited financial statements with management and Ernst & Young. The Audit Committee has also discussed and reviewed with Ernst & Young the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB’s”) AS 1301: Communications with Audit Committees. This review included a discussion of the quality of Kohl’s accounting principles, the selection of and modification to significant accounting policies, the reasonableness of estimates, and the disclosures in Kohl’s financial statements and the notes thereto. In addition, the Audit Committee obtained from Ernst & Young the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee discussed with Ernst & Young any relationships that may impact their objectivity and independence, and also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining their independence, and has satisfied itself with respect to Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 2, 2019 for filing with the Commission.

Audit Committee:

Stephanie A. Streeter, Chair
H. Charles Floyd John Schlifske
Adrianne Shapira
Nina G. Vaca Stephen E. Watson

ITEM TWO

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2019. Ernst & Young and its predecessors have been Kohl’s independent accountants since prior to the company’s initial offering of securities to the public in 1992. Our selection of Ernst & Young as our independent registered public accounting firm for fiscal 2019 is being presented to you for your ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2019. We have been advised by Ernst & Young that they are independent certified public accountants with respect to us within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

A representative from Ernst & Young is expected to be present at the Annual Meeting of Shareholders, and will be available to make a statement or answer any appropriate questions during the meeting.

Fees Paid to Ernst & Young

We paid the following fees to Ernst & Young for fiscal 2018 and fiscal 2017:

	Fiscal 2018	Fiscal 2017
Audit Fees	$1,866,519	$1,442,300
Audit-Related Fees	185,000	—
Tax Fees	869,500	657,632
All Other Fees	—	—
Total	$2,921,019	$2,099,932

Audit Fees. Audit fees include fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q and various consultation topics. Included in Audit Fees are fees for services related to the audit of our internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002, comfort letter issuance fees in connection with SEC filings, and additional billing for out of scope work and expenses related to the fiscal year 2018 and 2017 audits.

Audit-Related Fees. Audit-related fees include fees for consultations related to the adoption of ASC 842, Leases.

Tax Fees. Tax fees include consultations related to IRS issues, assistance with state tax return filings, Federal Work Opportunity Tax Credit, and other hiring and miscellaneous matters.

All Other Fees. We did not pay any fees to Ernst & Young during the last two fiscal years for any other services not included in the categories listed above.

Pre-approval Policies and Procedures

Our Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination on whether non-audit services are consistent with the Commission’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and negotiates or approves all services by and fees paid to the independent registered public accounting firm to ensure such services are within the parameters approved. All of the services, if any, described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A

VOTE FOR THE RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM THREE

ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS

We are asking shareholders to approve the following nonbinding resolution regarding the compensation of our named executive officers as disclosed in this proxy statement:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion.

This is often referred to as a “say-on-pay” vote. We are pleased with our shareholders’ strong support for our executive compensation in the annual “say-on-pay” votes. Our shareholders have consistently shown strong support for our NEO compensation, with an average of approximately 94% of the votes cast by our shareholders in favor of approving this compensation since we began holding this advisory vote. This vote is held annually taking into consideration the view expressed by our shareholders in an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers at the 2011 Annual Meeting of Shareholders and reaffirmed in an advisory vote at the 2017 Annual Meeting of Shareholders.

As an advisory vote, the “say-on-pay” vote is not binding on Kohl’s, the Board of Directors or the Board’s Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee’s charter specifically states that the Committee will review all “say-on-pay” voting results and consider whether to make any adjustments to our executive compensation policies and practices in response to these results.

We believe our executive compensation program as a whole is well suited to promote Kohl’s objectives in both the short and long term. As described above in the “Compensation Discussion & Analysis” section of this proxy statement, the Compensation Committee has designed our executive compensation program to reflect its philosophy that executive compensation should be directly linked to corporate performance with the ultimate objective of increasing long-term shareholder value. The Compensation Committee’s objectives include:

•	Providing a competitive total compensation package that enables us to attract and retain key personnel;

•	Providing short-term compensation opportunities through our annual incentive program that are directly linked to corporate performance goals;

•	Providing long-term compensation opportunities through equity awards that align executive compensation with value received by our shareholders;

•	Ensuring compensation awarded to our executives is linked to our performance during the fiscal year; and

•	Promoting ownership of our stock by our executive officers in order to align the economic interests of our executive officers more closely with those of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE

OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM FOUR

SHAREHOLDER PROPOSAL: POLITICAL DISCLOSURE SHAREHOLDER RESOLUTION

The following shareholder proposal was submitted by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278 (the “Proponent”). The Proponent claims to beneficially own not less than 100 shares of Kohl’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent.

Proposal 4 — Political Disclosure Shareholder Resolution

Resolved, that shareholders request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.

Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement

As a long-term shareholder of the Company, I support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision, which said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Relying on publicly available data does not provide a complete picture of the Company’s electoral spending. For example, the Company’s payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations, which may be used for electoral purposes. This would bring our Company in line with a growing number of leading companies, including Best Buy Co. Inc., Target Corp., and Nordstrom Inc., which present this information on their websites.

The Company’s Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections. I ask your support for this critical governance reform.

Political Disclosure Shareholder Resolution — Proposal 4

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

The Board of Directors recommends that shareholders vote AGAINST this shareholder proposal because Kohl’s does not make political contributions and our current policies and public disclosures already address the stated objectives of accountability and transparency.

•

Kohl’s does not make political contributions. Kohl’s public-facing Kohl’s Political Activity Policy (“Political Activity Policy”) states that Kohl’s does not use corporate funds to make independent contributions to support or oppose political candidates or campaigns, nor does Kohl’s have a company-sponsored Political Action Committee (“PAC”).

•

Kohl’s maintains strong governance practices in corporate spending on political activities to drive accountability. Before any Kohl’s-funded political contribution could be made, whether financial or a contribution in kind, written approval by Kohl’s General Counsel would be required. This governance process is outlined in the Political Activity Policy and in Kohl’s Ethical Standards and Responsibilities Policy (“Ethics Policy”) – which is also publicly-available online, approved by Kohl’s Board of Directors on an annual basis, and presented to Kohl’s employees during corporate ethics training each year. Both of these policies are available on the “Corporate Governance” portion of Kohl’s investor website at http://corporate.kohls.com/investors, and together, they govern the company’s political activities and contributions. The Board believes the political spending oversight described in these policies is sufficient and appropriate, particularly for a company like Kohl’s that has not used corporate funds for direct political contributions.

•

Kohl’s Political Activity Policy already provides the transparency that the shareholder proposal seeks to achieve. The Political Activity Policy provides that, while Kohl’s does not currently use corporate funds to support or oppose political candidates or campaigns, it does pay membership fees to select industry groups and trade associations to advance the common interests of the retail community through advocacy. While Kohl’s may not agree with every position taken by these groups and associations, Kohl’s participation through membership affords the best opportunity to inform the discussion and help shape public policy in a manner that aligns with Kohl’s values. Because these organizations engage in efforts to influence policymakers or other political activities, Kohl’s Political Activity Policy discloses the non-deductible portion of its membership dues paid to such groups and associations that exceeds $25,000 per organization per year. The Board believes this public disclosure provides its shareholders with adequate and meaningful information concerning Kohl’s use of corporate funds for political contributions, and that any additional report, as requested by the proposal, would be both unnecessary and an injudicious use of company resources.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

ITEM FIVE

SHAREHOLDER PROPOSAL: VENDOR POLICY REGARDING OVERSIGHT ON ANIMAL WELFARE

The following shareholder proposal was submitted by Molly Lazarus, c/o Harrington Investments, Inc., 1001 2nd Street, Suite 325, Napa, California 94559 (the “Proponent”). The Proponent claims to beneficially own at least $2,000 worth of Kohl’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent.

Congruency between Operations and Company Values:

Adopt Vendor Policy Regarding Oversight on Animal Welfare

Whereas, Chief Executive Officer, Chairman and President Kevin Mansell claims, “Social impact has and will continue to be a part of what differentiates us”;

Whereas, KSS has issued statements and/or policies ensuring that “Company values” and “ethics” are enforced throughout our supply chain, including the use of Uzbekistan cotton, labor rights, conflict minerals, deforestation, responsible/ethical sourcing, but animal welfare is not mentioned;

Whereas, extending a universal and comprehensive policy applying to all our Company’s stores’ merchandise associated with animal cruelty would not only create consistency between ‘company values’ and company practices, it would enhance Company and shareholder value;

Whereas, however, there is no policy in place to uphold these alleged values, furthermore, no statement exists pertaining to animal welfare in Kohl’s vendor policy and language regarding animal welfare is completely absent from all governance documents;

Whereas, in the past 5 years, numerous companies and designers and have opted for more humane and ethical approaches in terms of animal welfare, including Jean Paul Gaultier, Gucci, Michael Kors, Armani, and even Covergirl, the largest cosmetics company ever, announced they are going “cruelty-free” in November 2018; and

Whereas, consumers also increasingly favor our competitors that have adopted animal welfare policies;

Whereas, there seems to be a lack of congruency between our Company’s so-called “values” and the absence of any animal welfare policy in Kohl’s supply chain ethical policy;

Whereas, our Company may be viewed as a laggard regarding animal welfare and ensuring the safe, humane and ethical treatment of animals throughout Kohl’s supply chain;

Whereas, in Kohl’s most recent (2017) CSR Report, no information regarding animal welfare is disclosed, and there is no mention of animal welfare anywhere in the document;

BE IT, THEREFORE, RESOLVED: Shareholders request that Kohl’s adopt a vendor policy regarding oversight on preventing cruelty to animals throughout the supply chain.

Supporting Statement

By adopting a vendor policy pertaining to ensuring the humane and ethical treatment of animals throughout the supply chain, it will enhance shareholder and Company value and avoid the potential financial risk of losing customers who would otherwise prefer ethical retailers with animal welfare policies in place.

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

The Board of Directors recommends that shareholders vote AGAINST this shareholder proposal because it would not enhance shareholder value, would not be in the best interests of Kohl’s and its shareholders, and contradicts shareholders’ opinions expressed in two prior votes.

•

Kohl’s stringent processes and procedures ensure that all of the merchandise Kohl’s sells has been manufactured, packaged, labeled, tagged, packed, advertised, sold, invoiced and transported in full compliance with all applicable laws. Kohl’s takes additional, deliberate steps in the purchase of certain products to provide greater oversight of our vendors and to drive greater vendor accountability. For example, as it relates to fur, the purchase terms under which Kohl’s acquires merchandise from our vendors, require that merchandise be free of any real animal fur unless expressly requested and authorized by Kohl’s in writing. Kohl’s has not provided such written authorization to any vendor.

•

Kohl’s is a recognized industry leader in defining and advancing ethical practices. Specific statements made in this shareholder proposal are disingenuous, unsupportable and in direct contradiction to the positive actions Kohl’s takes to support the communities it serves and the recognition it has received in return. For example, Kohl’s was named to the Dow Jones Sustainability Index (“DJSI”) in Fall 2018, and so far in just the first few months of 2019, Kohl’s was named as one of the top 100 most sustainable companies by Barron’s and also recognized as one of the world’s most ethical companies by Ethisphere, among other similar accolades awarded to companies that strive to influence positive change. We believe that these recognitions demonstrate why our customers have placed trust in Kohl’s to source our merchandise and conduct our business in accordance with our values and ethics.

•

It is for these reasons we believe previous similar shareholder proposals were defeated by a wide margin. Kohl’s shareholders have twice before been asked to vote on animal rights-related proposals, including one proposal that also sought a policy related to animal cruelty. Both proposals received less than 4% of the votes cast, which clearly demonstrates shareholder confidence in Kohl’s existing processes, procedures and product selection process.

FOR THE ABOVE REASONS, AND IN RECOGNITION OF THE RESOUNDING DEFEAT OF PRIOR SIMILAR SHAREHOLDER PROPOSALS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL 2018 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS POSTED ON OUR CORPORATE WEBSITE AT https://corporate.kohls.com. A HARD COPY WILL BE SENT TO YOU WITHOUT CHARGE UPON WRITTEN REQUEST TO OUR SECRETARY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

By Order of the Board of Directors

Jason J. Kelroy,
Secretary

Menomonee Falls, Wisconsin

March 22, 2019

KOHL’S CORPORATION

N56 W17000 RIDGEWOOD DRIVE

MENOMONEE FALLS, WI 53051

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

    KOHL’S CORPORATION

ITEM 1. Election of Directors The Board of Directors recommends that you vote FOR the following nominees:

		For	Against	Abstain
Nominees:

1a.	Peter Boneparth	☐	☐	☐

1b.	Steven A. Burd	☐	☐	☐

1c.	H. Charles Floyd	☐	☐	☐

1d.	Michelle Gass	☐	☐	☐

1e.	Jonas Prising	☐	☐	☐

1f.	John E. Schlifske	☐	☐	☐

1g.	Adrianne Shapira	☐	☐	☐

1h.	Frank V. Sica	☐	☐	☐

1i.	Stephanie A. Streeter	☐	☐	☐

1j.	Stephen E. Watson	☐	☐	☐

	For	Against	Abstain

ITEM 2. Ratify Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending February 1, 2020. The Board of Directors Recommends a Vote FOR Item 2.	☐	☐	☐

ITEM 3. Advisory Vote on Approval of the Compensation of our Named Executive Officers. The Board of Directors Recommends a Vote FOR Item 3.	☐	☐	☐

ITEM 4. Shareholder Proposal: Political Disclosure Shareholder Resolution The Board of Directors recommends a vote AGAINST Item 4.	☐	☐	☐

ITEM 5. Shareholder Proposal: Vendor Policy Regarding Oversight on Animal Welfare	☐	☐	☐

The Board of Directors recommends a vote AGAINST Item 5.

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, pleach check this box and write them on the back where indicated.	☐

☐

	Signature [PLEASE SIGN WITHIN BOX]	Date

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No	Signature (Joint Owners)	Date

ANNUAL MEETING ADMISSION TICKET

Kohl’s Corporation

Annual Meeting of Shareholders

Wednesday, May 15, 2019

8:00 A.M., Local Time

Kohl’s Innovation Center

W165 N5830 Ridgewood Drive

Menomonee Falls, Wisconsin, 53051

This Admission Ticket will be required to admit you to the meeting

Please write your name and address in the space provided below and present this ticket when you enter

Name:

Address:

City, State and Zip Code:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

KOHL’S CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Jason J. Kelroy and Elizabeth McCright or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kohl’s Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Local Time on May 15, 2019 at the auditorium at Kohl’s Innovation Center, W165 N5830 Ridgewood Drive, Menomonee Falls, Wisconsin 53051 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 1, 2020, FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AGAINST THE SHAREHOLDER PROPOSAL ON POLITICAL DISCLOSURE SHAREHOLDER RESOLUTION AND AGAINST THE SHAREHOLDER PROPOSAL ON VENDOR POLICY REGARDING OVERSIGHT ON ANIMAL WELFARE. PROPOSALS 1, 2 AND 3 ARE BEING PROPOSED BY KOHL’S CORPORATION AND PROPOSAL 4 AND 5 ARE BEING PROPOSED BY SHAREHOLDERS OF KOHL’S CORPORATION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE